Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 6, 2017, is by and among 1st Constitution Bancorp, a New Jersey corporation and registered bank holding company (“1st Constitution”), 1st Constitution Bank, a New Jersey state commercial bank and the wholly-owned banking subsidiary of 1st Constitution (the “Bank”), and New Jersey Community Bank, a New Jersey state commercial bank (“NJCB”).  1st Constitution, the Bank and NJCB are sometimes collectively referred to as the “Parties” or individually referred to as a “Party”.  Defined terms are described in Section 9.11 of this Agreement.

RECITALS

WHEREAS, 1st Constitution and the Bank desire to acquire NJCB, and NJCB’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is advisable to NJCB and its shareholders.  The acquisition will be accomplished by (i) merging NJCB with and into the Bank, with the Bank as the surviving entity (sometimes hereinafter referred to as the “Surviving Entity”) (the “Merger”) and (ii) NJCB’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth.  The Boards of Directors of each of NJCB, 1st Constitution and the Bank have duly adopted and approved this Agreement and the Board of Directors of NJCB has directed that the Agreement be submitted to the NJCB shareholders for approval;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

WHEREAS, as an inducement and condition to 1st Constitution’s entering into this Agreement, each of the directors and executive officers of NJCB, in their individual capacity, have entered into a voting agreement in the form annexed hereto as Exhibit A with 1st Constitution pursuant to which they have agreed to take certain actions in support and cooperation of the Merger, 1st Constitution and the Surviving Entity and to release any and all claims that they may have against NJCB, 1st Constitution and the Surviving Entity (the “D&O Voting Agreement”);

WHEREAS, as an inducement and condition to 1st Constitution’s entering into this Agreement, each person set forth on Exhibit B (the “Supporting Shareholders”) has entered into a voting agreement in the form annexed hereto as Exhibit C with 1st Constitution pursuant to which they have agreed to take certain actions in support and cooperation of the Merger, 1st Constitution and the Surviving Entity (the “Shareholder Voting Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
 THE MERGER

1.1           The Merger. Subject to the provisions hereof, in the Merger, NJCB shall be merged with and into the Bank pursuant to the Bank Merger Act, as amended (the “Bank Merger Act”), the New Jersey Banking Act of 1948, as amended (the “New Jersey Banking Act”), as well as the applicable regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the New Jersey Department of Banking and Insurance (the “New Jersey Department”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and the Bank shall be the surviving entity and shall continue to be known as “1st Constitution Bank.”

1.2           Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Day Pitney LLP, 1 Jefferson Road, Parsippany, New Jersey, on a date determined by 1st Constitution and reasonably and promptly agreed by NJCB on at least five Business Days prior notice (the “Closing Notice”) given by 1st Constitution to NJCB, which date (the “Closing Date”) shall be the later to occur of (i) March 1, 2018 or (ii) a Business Day that is not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing).  In the Closing Notice, 1st Constitution shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received.  The Merger shall become effective on the date specified in the certificate to be issued by the FDIC approving the Merger, which date the Parties currently anticipate will be the close of business on the Closing Date (such date is hereinafter referred to as the “Effective Time”).

1.3           Effect of the Merger. At the Effective Time, NJCB shall be merged with and into the Bank and the separate existence of NJCB shall cease.  At the Effective Time, the Surviving Entity shall be considered the same business and corporate entity as each of the Bank and NJCB and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Bank and NJCB shall vest in the Surviving Entity and the Surviving Entity shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and NJCB and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Entity.  In addition, any reference to either of the Bank or NJCB in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Entity if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Bank or NJCB is a party shall not be deemed to have been abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Entity may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Bank or NJCB if the Merger had not occurred.

1.4           Conversion of NJCB Common Stock.

(a)           At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 1.14, 1.17 and 2.2(e) of this Agreement, each share of NJCB’s common stock, $2.00 par value per share (“NJCB Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of NJCB Common Stock held in NJCB’s treasury and (ii) shares of NJCB Common Stock held directly or indirectly by 1st Constitution or NJCB or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall, by virtue of this Agreement and without any action on the part of NJCB, 1st Constitution or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive a combination of common stock, no par value per share, of 1st Constitution (“1st Constitution Common Stock”) and cash as follows:

(i)            that percentage of a share of 1st Constitution Common Stock equal to the Exchange Ratio (as hereinafter defined) (such percentage of a share of 1st Constitution Common Stock, the “Per Share Stock Consideration”); and

(ii)           One and 60/100 Dollars ($1.60), in cash, subject to Twenty One Cents ($0.21) being placed in escrow in accordance with Section 1.17 hereof (the “Escrowed Amount”) to cover all costs and expenses that 1st Constitution may incur after the Effective Time as a result of that certain litigation matter captioned Robert O’Donnell v. New Jersey Community Bank, Shelly LoCascio, Andrew Harris (Docket No. MON-L-4711-15) or the settlement thereof (the “Litigation Matter”), which Escrowed Amount, after deducting such costs and expenses, if any, incurred by 1st Constitution as a result of the Litigation Matter, shall be released from escrow to the former shareholders of NJCB following final non-appealable resolution of the Litigation Matter (the “Per Share Cash Consideration”).  The aggregate Escrowed Amount on all shares of NJCB Common Stock is Four Hundred Thousand Seven Hundred Seventy Three and 45/100 Dollars ($400,773.45) and is referred to herein as the “Aggregate Escrowed Amount”.

For purposes of this Section 1.4(a), the following terms shall have the following meanings:

A.           “Exchange Ratio” shall mean the following:

(1)          if the 1st Constitution Exchange Ratio Average Price is between $17.10 and $18.90, the Exchange Ratio shall be equal to 0.1333; or

(2)          if the 1st Constitution Exchange Ratio Average Price is greater than $18.90, the Exchange Ratio shall be adjusted downward to that percentage determined by taking (a) the product of $18.90 multiplied by 0.1333 and dividing such product by (b) the 1st Constitution Exchange Ratio Average Price, rounded to four decimal places; or

(3)          if the 1st Constitution Exchange Ratio Average Price is less than $17.10, the Exchange Ratio shall be adjusted upward to that percentage determined by taking (a) the product of $17.10 multiplied by 0.1333 and dividing such product by (b) the 1st Constitution Exchange Ratio Average Price, rounded to four decimal places; provided, however, that in no event shall the Exchange Ratio be greater than 0.1425.

Notwithstanding the foregoing and subject to Section 8.1(l) hereof, if the 1st Constitution Exchange Ratio Average Price is less than $7.00, 1st Constitution shall have the right in its sole discretion to increase the Exchange Ratio to the extent necessary for 1st Constitution to not pay an aggregate amount in cash (including cash in lieu of fractional shares paid pursuant to Section 2.2(e) hereof) that would result in the Merger failing to satisfy the continuity of interest requirement applicable to reorganizations under Treas. Reg. Section 1.368-1(e) (using 40% as the minimum value of the proprietary interest in 1st Constitution that must be preserved in the reorganization).

B.            “1st Constitution Exchange Ratio Average Price” means the average (rounded to four decimals) of the daily closing sales prices of 1st Constitution Common Stock as reported on the NASDAQ Global Market (as reported in an authoritative source chosen by 1st Constitution) for the 10 consecutive full trading days in which such shares are quoted on the NASDAQ Global Market ending at the close of trading on the Determination Date.

If 1st Constitution declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Closing Date, the 1st Constitution Exchange Ratio Average Price shall be appropriately adjusted for the purposes of applying this Section 1.4(a).

(b)          At the Effective Time, (i) all shares of NJCB Common Stock that are owned by NJCB as treasury stock and (ii) all shares of NJCB Common Stock that are owned directly or indirectly by 1st Constitution or NJCB or any of their respective Subsidiaries (other than shares of NJCB Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of 1st Constitution Common Stock which are similarly held, whether held directly or indirectly by 1st Constitution or NJCB, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by 1st Constitution or NJCB or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of NJCB Common Stock, and shares of 1st Constitution Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of 1st Constitution, cash or other consideration shall be delivered in exchange therefor.  All shares of 1st Constitution Common Stock that are owned by NJCB or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of 1st Constitution.

(c)          On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of NJCB Common Stock (the “Certificates”) shall cease to have any rights as shareholders of NJCB, except the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration for each such share held by them, and except as provided in Section 1.14 with respect to Dissenting Shares.  The consideration which any holder of NJCB Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”.  The consideration which all of NJCB shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d)          Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of 1st Constitution Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5           Exchange Agent. NJCB and 1st Constitution hereby appoint American Stock Transfer and Trust Company, with offices in Brooklyn, New York (or such other transfer agent as 1st Constitution shall designate in good faith and shall be reasonably acceptable to NJCB) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of NJCB Common Stock hereunder.

1.6           Stock Options.

(a)          All outstanding options that may be exercised for shares of NJCB Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the NJCB Disclosure Schedule (as such term is defined in Article III of this Agreement) and are presently governed by NJCB’s stock option plans as set forth in Section 3.2(a) of the NJCB Disclosure Schedule (collectively, the “NJCB Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”).  NJCB shall take all requisite action so that, at the Effective Time, each Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of 1st Constitution, the Bank, NJCB, the holder of that Stock Option or any other Person, cancelled and converted into the right to receive from 1st Constitution, the Bank and/or NJCB (and 1st Constitution, the Bank and/or NJCB shall pay to such holder), at the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock subject to such Stock Option, multiplied by (y) the excess, if any, of $4.00 over the per share exercise price under such Stock Option, less any Taxes required to be withheld.  Stock Options with a per share exercise price greater than $4.00 shall be cancelled as of the Closing by NJCB in accordance with the terms of the relevant NJCB Stock Compensation Plan and the holders thereof shall be entitled to no consideration from 1st Constitution, the Bank or NJCB.

(b)          At or prior to the Effective Time, NJCB, the NJCB Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 1.6.

1.7           Warrants. All outstanding warrants that may be exercised for shares of NJCB Common Stock (whether or not vested) (each, a “Warrant” and collectively the “Warrants”) are described in Section 3.2(a) of the NJCB Disclosure Schedule (as such term is defined in Article III of this Agreement) and are presently governed by the agreements pursuant to which such Warrants were granted (each, a “Warrant Agreement”).  All such unexercised Warrants shall expire in accordance with their terms at 5:00 p.m., Eastern Standard Time, on February 28, 2018, which date is prior to the Closing Date.

1.8           1st Constitution and the Bank Common Stock. Except for shares of 1st Constitution Common Stock owned by NJCB or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of 1st Constitution as contemplated by Section 1.4 of this Agreement, the shares of 1st Constitution Common Stock issued and outstanding immediately prior to the Effective Time and the shares of the Bank’s common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.9           Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Bank, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.

1.10         By-Laws. At the Effective Time, the by-laws of the Bank, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter amended in accordance with applicable Law.

1.11         Directors and Officers of the Surviving Entity. The directors of the Bank immediately prior to the Effective Time shall be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Entity until their respective successors are duly elected or appointed and qualified.  The officers of the Bank immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Entity until their respective successors are duly elected or appointed and qualified.

1.12         Capital Stock. As of September 30, 2017, the Bank had capital of $126,947,000 divided into 1,212,104 issued and outstanding shares of $5.00 par value common stock (no treasury shares) (“Bank Common Stock”), including $74,942,480 of surplus, and undivided profits of $45,944,000 (includes Other Comprehensive Loss of $230,000 as of September 30, 2017).  As of September 30, 2017, NJCB had capital of $9,263,755, divided into 1,908,445 issued and outstanding shares of $2.00 par value common stock (no treasury shares), including $13,875,712 of surplus, and undivided loss of $8,428,847 (includes Other Comprehensive Income of $36,798 as of September 30, 2017).  At the Effective Time, the amount of capital of the Bank shall be $131,526,411, divided into 1,212,104 shares of $5.00 par value common stock, including surplus of approximately $79,521,891 and undivided profits of $45,944,000, including capital reserves, adjusted however, for earnings and dividends declared and paid by the Bank between September 30, 2017 and the Effective Time and purchase accounting adjustments.

1.13         Withholding Rights. 1st Constitution shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of NJCB Common Stock, the minimum amounts (if any) that 1st Constitution is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of Tax law.  To the extent that amounts are so withheld by 1st Constitution, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NJCB Common Stock in respect of which such deduction and withholding was made by 1st Constitution.

1.14         Dissenters’ Rights.

(a)          Any holder of NJCB Common Stock who elects to dissent from the Merger shall be entitled to payment for such shares (“Dissenting Shares”) only to the extent permitted by and in accordance with the provisions of N.J.S.A. 17:9A-140; provided, however, that if, in accordance with N.J.S.A. 17:9A-140, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Cash Consideration without interest from the Bank.  Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to N.J.S.A. 17:9A-140.

(b)          NJCB shall give 1st Constitution and the Bank (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to N.J.S.A. 17:9A-140 received by NJCB and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under N.J.S.A. 17:9A-140.  NJCB shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of 1st Constitution, settle or offer to settle any such demands.

1.15         Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.16         Offices.  The (i) principal office and branch office of NJCB, (ii) the principal office and branch offices of the Bank, and (iii) the principal office and branch offices of the Surviving Entity are as set forth on Exhibit D attached hereto.  The principal office of the Surviving Entity on and after Effective Date shall be the principal office of the Bank set forth on Exhibit D and the principal office of NJCB and its branch shall become branches of the Surviving Entity on and after the Effective Date.

1.17         Escrow. Immediately prior to the Closing, 1st Constitution, the shareholders of NJCB, acting through a shareholder representative (the “Shareholder Representative”), and an escrow agent, who shall be mutually agreed upon between 1st Constitution and the Shareholder Representative (the “Escrow Agent”), shall execute an escrow agreement, substantially in the form annexed hereto as Exhibit E, with such changes thereto that are mutually agreed upon by among the Escrow Agent, 1st Constitution and the Shareholder Representative (the “Escrow Agreement”), pursuant to which 1st Constitution shall deliver the Aggregate Escrowed Amount to the Escrow Agent to be held in escrow and released from escrow in accordance with the terms and conditions of the Escrow Agreement.

ARTICLE II
 EXCHANGE OF SHARES

2.1           1st Constitution to Make Shares and Cash Available. At or prior to the Effective Time, 1st Constitution shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (other than those representing Dissenting Shares), for exchange in accordance with this Article II, certificates representing shares of 1st Constitution Common Stock in an amount sufficient to cover the Per Share Stock Consideration and the Bank shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (other than those representing Dissenting Shares), for exchange in accordance with this Article II, cash in an amount sufficient to cover the Per Share Cash Consideration and the payment of any cash in lieu of fractional shares (such cash and certificates for shares of 1st Constitution Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of NJCB Common Stock.

2.2           Exchange of Shares.

(a)          As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (other than those representing Dissenting Shares) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of NJCB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement.  NJCB shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon.  After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of NJCB Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b)          No dividends or other distributions declared after the Effective Time with respect to 1st Constitution Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of 1st Constitution Common Stock, if any, represented by such Certificate.

(c)          If any certificate representing shares of 1st Constitution Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of 1st Constitution Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of NJCB of the shares of NJCB Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e)          Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of 1st Constitution Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to 1st Constitution Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to receive any other rights of a shareholder of 1st Constitution.  In lieu of the issuance of any such fractional share, 1st Constitution shall pay to each former shareholder of NJCB who otherwise would be entitled to receive a fractional share of 1st Constitution Common Stock an amount in cash determined by multiplying such fractional interest by the 1st Constitution Common Stock Average Price.  All shares of NJCB Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of NJCB for six months after the Effective Time shall be paid to 1st Constitution.  Any shareholders of NJCB who have not theretofore complied with this Article II shall thereafter look only to 1st Constitution for payment of the cash, shares of 1st Constitution Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the 1st Constitution Common Stock deliverable in respect of each share of NJCB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(g)          If any of the consideration due or other payments to be paid or delivered to the holders of NJCB Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, 1st Constitution or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of NJCB, 1st Constitution, the Bank, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of NJCB Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

(h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by 1st Constitution, the posting by such person of a bond in such amount as 1st Constitution may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the cash and/or shares of 1st Constitution Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF NJCB

References herein to the “NJCB Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by NJCB to 1st Constitution.  Except as set forth in the NJCB Disclosure Schedule, NJCB hereby represents and warrants to 1st Constitution as follows:

3.1           Corporate Organization.

(a)          NJCB is a state-chartered commercial bank duly organized and validly existing under the Laws of the State of New Jersey.  The deposit accounts of NJCB are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Each of NJCB’s Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  NJCB and each of its Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NJCB.  Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of NJCB and each Subsidiary of NJCB have previously been delivered to 1st Constitution’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b)          The minute books of NJCB and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2013 (or since the date of formation with respect to any such entity formed on or after December 31, 2013) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers).  Copies of such minute books have been made available to 1st Constitution’s counsel.

(c)          Except as set forth in Section 3.1(c) of the NJCB Disclosure Schedule, NJCB and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by NJCB in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(c) of the NJCB Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which NJCB holds pursuant to satisfaction of obligations due to NJCB and which are disclosed in Section 3.1(c) of the NJCB Disclosure Schedule.

3.2           Capitalization.

(a)          The authorized capital stock of NJCB consists, and at Closing will consist, solely of 10,000,000 shares of NJCB Common Stock.  As of the date hereof, there were 1,908,445 shares of NJCB Common Stock outstanding and no shares of NJCB Common Stock held by NJCB as treasury stock.  As of the date hereof, there were no shares of NJCB Common Stock reserved for issuance upon exercise of outstanding stock options, warrants or otherwise except for 47,525 shares of NJCB Common Stock reserved for issuance pursuant to NJCB Stock Compensation Plans and 265,698 shares of NJCB Common Stock reserved for issuance pursuant to Warrants, each as described in Section 3.2(a) of the NJCB Disclosure Schedule.  True and complete copies of (i) the NJCB Stock Compensation Plans and all Option Grant Agreements relating to outstanding Stock Options and (ii) the Warrant Agreements relating to outstanding Warrants have been delivered to 1st Constitution’s counsel (with a designation that such copies have been delivered pursuant to Section 3.2(a) of this Agreement).  Section 3.2(a) of the NJCB Disclosure Schedule sets forth with respect to each outstanding Stock Option and Warrant (as appropriate): the name of the holder, the number of shares of NJCB Common Stock covered thereby, the date of grant or issuance, the exercise price, the vesting schedule, the expiration date and whether a Stock Option constitutes an incentive stock option under the Code.  All of the issued and outstanding shares of NJCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as referred to above or reflected in Section 3.2(a) of the NJCB Disclosure Schedule, NJCB does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NJCB Common Stock or any other equity security of NJCB or any securities representing the right to purchase or otherwise receive any shares of NJCB Common Stock or any other equity security of NJCB.

(b)          Section 3.2(b) of the NJCB Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of NJCB.  Except as otherwise set forth in Section 3.2(b) of the NJCB Disclosure Schedule, NJCB owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Subsidiary of NJCB has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.  Except as otherwise set forth in Section 3.2(a) of the NJCB Disclosure Schedule, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which NJCB or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of NJCB or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on NJCB or any of its Subsidiaries.

(c)          The NJCB Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of NJCB and NJCB’s shareholders.  With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of NJCB (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable NJCB Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the NJCB Financial Statements.  NJCB has not granted, and there is no and has been no NJCB policy or practice to grant, any Stock Options prior to, or otherwise coordinated the grant of Stock Options with, the release or other public announcement of material information regarding NJCB or its financial results or prospects.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to NJCB or any of its Subsidiaries.

(d)          No bonds, debentures, trust-preferred securities or other similar indebtedness of NJCB are issued or outstanding.

3.3           Authority; No Violation.

(a)          NJCB has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of NJCB’s shareholders as contemplated herein, to consummate the transactions contemplated hereby.  On or prior to the date of this Agreement, NJCB’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of NJCB and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to NJCB’s shareholders for approval at the NJCB Shareholders’ Meeting and (iv) resolved to recommend that NJCB’s shareholders approve the Merger and this Agreement at the NJCB Shareholders’ Meeting (the “NJCB Board Recommendation”).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NJCB.  Except for the adoption of this Agreement by the requisite vote of NJCB’s shareholders, no other corporate proceedings on the part of NJCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by NJCB and (assuming due authorization, execution and delivery by 1st Constitution and the Bank) this Agreement constitutes a valid and binding obligation of NJCB, enforceable against NJCB in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)          Neither the execution and delivery of this Agreement by NJCB nor the consummation by NJCB of the transactions contemplated hereby in accordance with the terms hereof, or compliance by NJCB with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of NJCB or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the NJCB Disclosure Schedule, (x) violate any Law or Order applicable to NJCB or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NJCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NJCB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on NJCB.

3.4           Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which a proxy statement in definitive form relating to the meeting of NJCB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and a prospectus with respect to the issuance of the 1st Constitution Common Stock will be included, (e) the approval of this Agreement and the Merger by the requisite vote of the shareholders of NJCB, (f) approval of the listing of the 1st Constitution Common Stock to be issued in the Merger on the NASDAQ Global Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the NJCB Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of NJCB in connection with (1) the execution and delivery by NJCB of this Agreement and (2) the consummation by NJCB of the Merger and the other transactions contemplated hereby.

3.5           Reports.

(a)          NJCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with (i) the New Jersey Department, and (ii) the FDIC (collectively with the New Jersey Department and the FDIC, the “NJCB Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by the NJCB Regulatory Agencies in the regular course of the business of NJCB and its Subsidiaries, and except as set forth in Section 3.5 of the NJCB Disclosure Schedule, no NJCB Regulatory Agency has initiated any proceeding or, to the Knowledge of NJCB, investigation into the business or operations of NJCB or any of its Subsidiaries since December 31, 2013, the effect of which is reasonably likely to have a Material Adverse Effect on NJCB or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, 1st Constitution, NJCB or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.  There is no unresolved violation, criticism, or exception by any NJCB Regulatory Agency with respect to any report or statement relating to any examinations of NJCB or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on NJCB or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, 1st Constitution, NJCB or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b)          The records, systems, controls, data and information of NJCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NJCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence.  NJCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes.  NJCB has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to NJCB and its Subsidiaries is made known to the management of NJCB by others within those entities as appropriate.  Management of NJCB has disclosed, based on its most recent evaluation prior to the date hereof, to NJCB’s auditors and the audit committee of NJCB’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect NJCB’s ability to record, process, summarize and report financial data and have identified for NJCB’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in NJCB’s internal controls.

(c)          Except as set forth in Section 3.5(c) of the NJCB Disclosure Schedule, since January 1, 2014, neither NJCB nor any of its Subsidiaries nor, to the Knowledge of NJCB, any member of NJCB’s Board of Directors or executive officer of NJCB or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of NJCB or any of its Subsidiaries or their respective internal accounting controls.

3.6           Financial Statements.

(a)          NJCB has previously made available to 1st Constitution copies of (a) the consolidated statements of financial condition of NJCB and its Subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income for the fiscal years ended December 31, 2014, 2015 and 2016, in each case accompanied by the audit report of BDO USA, LLP (the “Accounting Firm”), independent public accountants with respect to NJCB, (b) the notes related thereto and (c) the unaudited consolidated statement of financial condition of NJCB and its Subsidiaries as of June 30, 2017 and the related unaudited consolidated statements of income for the six months ended June 30, 2016 and 2017 (collectively, the “NJCB Financial Statements”).  The consolidated statements of financial condition of NJCB (including the related notes, where applicable) included within the NJCB Financial Statements fairly present the consolidated financial position of NJCB and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income of NJCB and its Subsidiaries (including the related notes, where applicable) included within the NJCB Financial Statements fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income of NJCB and its Subsidiaries for the respective fiscal periods therein set forth; and each of the NJCB Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by GAAP.  The books and records of NJCB and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b)          Except as and to the extent reflected, disclosed or reserved against in the NJCB Financial Statements (including the notes thereto), as of June 30, 2017, neither NJCB nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of NJCB and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP.  Since December 31, 2016, neither NJCB nor any of its Subsidiaries have incurred any material liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c)          Since December 31, 2016, there has not been any material change in the internal controls utilized by NJCB to assure that its consolidated financial statements conform with GAAP.  NJCB is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect NJCB’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves NJCB’s management or other employees who have a significant role in such internal controls.

(d)          The Accounting Firm is and has been throughout the periods covered by the NJCB Financial Statements (x) a registered public accounting firm  and (y) “independent” with respect to NJCB within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.  Section 3.6(d) of the NJCB Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of its then independent public accountants) for NJCB and its Subsidiaries since January 1, 2014.

3.7           Broker’s and Other Fees.

(a)          Neither NJCB nor any Subsidiary of NJCB nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NJCB has engaged, and will pay a fee or commission to, Boenning & Scattergood, Inc. (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and NJCB, a true and complete copy of which has previously been delivered by NJCB to 1st Constitution’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of this Agreement).  Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the NJCB Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by NJCB or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by NJCB or any of its Subsidiaries.

(b)          Neither NJCB nor any Subsidiary of NJCB is liable for, or has paid since December 31, 2016 any termination fee, break-up fee, expenses or other similar fees to any Person in connection with the potential acquisition of NJCB or the termination of any acquisition agreement, letter of intent or other agreement regarding the potential acquisition of NJCB.

3.8           Fairness Opinion. Prior to the execution of this Agreement, NJCB has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration is fair to the shareholders of NJCB from a financial point of view.  A copy of such opinion has been delivered to 1st Constitution’s counsel (with a designation that such copy has been delivered pursuant to Section 3.8 of this Agreement) and the Advisory Firm will consent to the inclusion of such opinion as an exhibit to the S-4.

3.9           Absence of Certain Changes or Events.

(a)          Except as set forth in Section 3.9(a) of the NJCB Disclosure Schedule, since December 31, 2016, NJCB and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b)          Except as set forth in Section 3.9(b) of the NJCB Disclosure Schedule, since December 31, 2016, neither NJCB nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2016 (which amounts have been previously disclosed to 1st Constitution), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving NJCB or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any NJCB Benefit Plan or other employee benefit plan, program or arrangement.

(c)          Except as set forth in Section 3.9(c) of the NJCB Disclosure Schedule or as expressly contemplated by this Agreement, neither NJCB nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2016 and the date hereof and, during that period, NJCB and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d)          Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.9(d) of the NJCB Disclosure Schedule, since December 31, 2016, there has not been:

(i)            any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on NJCB,

(ii)           any grant, award or issuance of Stock Options or restricted stock (in any event, identifying in Section 3.9(d) of the NJCB Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2016) or amendment or modification to the terms of any Stock Options or NJCB Stock Awards,

(iii)          any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of NJCB’s capital stock,

(iv)         any split, combination or reclassification of any of NJCB’s capital stock,

(v)          any issuance or the authorization of any issuance of any shares of NJCB’s capital stock, except for issuances of NJCB Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi)          except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by NJCB or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii)         any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by NJCB or its Subsidiaries,

(viii)       any material change in the investment policies or practices of NJCB or any of its Subsidiaries, or

(ix)          any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.10         Legal Proceedings.

(a)          Except as set forth in Section 3.10(a) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries nor any directors or officers of NJCB or any of its Subsidiaries, in their capacities as such directors or officers, is a party to any, and there are no pending or, to NJCB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against NJCB or any of its Subsidiaries or any directors or officers of NJCB or any of its Subsidiaries, in their capacities as such directors or officers, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as set forth in Section 3.10(b) of the NJCB Disclosure Schedule, there is no outstanding Order imposed upon NJCB, any of its Subsidiaries or the assets of NJCB or any of its Subsidiaries.

3.11         Taxes.

(a)          Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of NJCB and its Subsidiaries on a consolidated basis, (i) NJCB and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) NJCB and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in NJCB Financial Statements.  The unpaid Taxes of NJCB and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in NJCB Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of NJCB Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of NJCB and its Subsidiaries in filing their Tax Returns.  Neither NJCB nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect.  Except as set forth in Section 3.11(a) of the NJCB Disclosure Schedule, the Tax Returns of NJCB and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in NJCB Financial Statements.  Except as set forth in Section 3.11(a) of the NJCB Disclosure Schedule, there are no current, pending or, to the Knowledge of NJCB, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to NJCB or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims.  Except as set forth in Section 3.11(a) of the NJCB Disclosure Schedule, as of the date of this Agreement, neither NJCB nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to NJCB or any of its Subsidiaries.  NJCB has made available to 1st Constitution true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by NJCB or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by NJCB or any of its Subsidiaries since December 31, 2013.  There are no material Liens with respect to any Taxes upon any of NJCB’s or its Subsidiaries’ assets, other than Permitted Liens.  No claim has ever been made by any Governmental Entity in a jurisdiction where NJCB or any of its Subsidiaries does not file Tax Returns that NJCB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)          Except as set forth in Section 3.11(b) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than NJCB and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was NJCB), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)          Except as set forth in Section 3.11(c) of the NJCB Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of NJCB or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from NJCB or any of its Subsidiaries or from 1st Constitution or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d)          Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.11(d) of the NJCB Disclosure Schedule.  The terms of each of NJCB’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance).  Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of NJCB Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e)          Neither NJCB nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code.  Neither NJCB nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger will not cause any payments to employees to not be deductible thereunder.

(f)          Except as set forth in Section 3.11(f) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g)          Except as set forth in Section 3.11(g) of the NJCB Disclosure Schedule (i) NJCB and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) NJCB and its Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of NJCB and its Subsidiaries on a consolidated basis.

(h)          For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.12         Employee Benefits; Labor and Employment Matters.

(a)          Except as disclosed in Section 3.12(a) of the NJCB Disclosure Schedule, none of NJCB, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “NJCB Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “NJCB Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the NJCB Pension Plans and the NJCB Welfare Plans, the “NJCB Benefit Plans”).  Neither NJCB nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.  No NJCB Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA.  As used herein, “ERISA Affiliate” means any entity required to be aggregated with NJCB under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b)          NJCB has delivered to 1st Constitution’s counsel true and complete copies of each of the following with respect to each of the NJCB Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.12(b) of this Agreement): (i) each NJCB Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a NJCB Benefit Plan has not been reduced to writing, a summary of all material terms of such NJCB Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto to the extent such forms, schedules and attachments are required to be filed under ERISA; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each NJCB Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any NJCB Benefit Plan; (vii) all material written contracts relating to each NJCB Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any NJCB Benefit Plan and any proposed NJCB Benefit Plans.

(c)          Except as set forth in Section 3.12(c) of the NJCB Disclosure Schedule, at December 31, 2016, the fair value of plan assets of each NJCB Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of NJCB Financial Statements for the year ended December 31, 2016.

(d)          All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each NJCB Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of NJCB and its Subsidiaries which have not been paid have been properly recorded on the books of NJCB and its Subsidiaries.

(e)          To the Knowledge of NJCB, no event has occurred and no condition exists with respect to any NJCB Benefit Plan that has subjected or could subject NJCB, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f)           Except as set forth on Section 3.12(f) of the NJCB Disclosure Schedule, each of the NJCB Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.  Furthermore, the IRS has issued a favorable determination letter, if applicable, with respect to each NJCB Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the NJCB Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan.  Each NJCB Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years.  There has not been, nor is there likely to be, a partial termination of any NJCB Pension Plan within the meaning of Section 411(d)(3) of the Code.  None of the assets of any NJCB Pension Plan are invested in or consist of NJCB Common Stock.

(g)          No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the NJCB Benefit Plans.  None of NJCB, any of its Subsidiaries, or any plan fiduciary of any NJCB Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h)          There are no pending, or, to the Knowledge of NJCB, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NJCB Benefit Plans or any trusts related thereto.  None of the NJCB Benefit Plans is the subject of any pending or, to the Knowledge of NJCB, any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i)           Except as set forth in Section 3.12(i) of the NJCB Disclosure Schedule, no NJCB Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any NJCB Pension Plan.  There are no unfunded benefit obligations which are not accounted for by full reserves shown in the NJCB Financial Statements, or otherwise noted on the NJCB Financial Statements.

(j)           There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a NJCB Welfare Plan, and any NJCB Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k)          With respect to each NJCB Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of NJCB or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l)           Except as set forth in Section 3.12(l) of the NJCB Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of NJCB or any of its Subsidiaries to severance pay, bonus, unemployment compensation (other than as required by law) or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of NJCB or any of its Subsidiaries.

(m)          Neither NJCB nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional NJCB Benefit Plans or to amend or modify any existing NJCB Benefit Plan.

(n)          With respect to NJCB Benefit Plans, no event has occurred and, to the Knowledge of NJCB, there exists no condition or set of circumstances in connection with which NJCB, any Subsidiary of NJCB or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such NJCB Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on NJCB.

(o)          Neither NJCB nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of NJCB, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of NJCB or any of its Subsidiaries.  No work stoppage, slowdown or labor strike against NJCB or any of its Subsidiaries is pending or, to the Knowledge of NJCB, threatened.  NJCB and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws.  Neither NJCB nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p)          There is no unfair labor practice charge or complaint against NJCB or any of its Subsidiaries pending or, to the Knowledge of NJCB, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q)          With respect to NJCB and its Subsidiaries, there are no pending or, to the Knowledge of NJCB, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r)           Section 3.12(r) of the NJCB Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of NJCB and its Subsidiaries whose annual salary and bonus for the year ended December 31, 2016 was in excess of $50,000 (calculated on a per annum basis with respect to any such employee who was not employed by NJCB and its Subsidiaries for the entire year), (ii) the names of each director of NJCB or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to NJCB or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by NJCB and its Subsidiaries during each of the years ended December 31, 2015 and December 31, 2016.  To the Knowledge of NJCB, no employee named in Section 3.12(r) of the NJCB Disclosure Schedule has any current plans to terminate employment or service with NJCB or any Subsidiary.  Other than as set forth in Section 3.12(r) of the NJCB Disclosure Schedule, all employees of NJCB and its Subsidiaries are employed at will.

(s)          Section 3.12(s) of the NJCB Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the agreements described therein.

3.13         NJCB Information.

(a)          The information relating to NJCB and its Subsidiaries to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of NJCB, and up to and including the date of the meeting of shareholders of NJCB to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The information relating to NJCB and its Subsidiaries to be contained in the Parties’ regulatory applications with respect to the Merger, including without limitation its applications to the FDIC, the New Jersey Department, and the FRB will be accurate in all material respects.

3.14         Compliance with Applicable Law.

(a)          General. Except as set forth in Section 3.14(a) of the NJCB Disclosure Schedule, each of NJCB and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of NJCB and its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law, including, without limitation, the Federal Deposit Insurance Act, or any rules or regulations of any federal, state or local Governmental Entity relating to NJCB or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on NJCB).  Except as disclosed in Section 3.14(a) of the NJCB Disclosure Schedule, NJCB and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on NJCB.

(b)          CRA. Without limiting the foregoing, NJCB has complied in all material respects with the Community Reinvestment Act (“CRA”) and NJCB has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of NJCB.  NJCB has a CRA rating of at least “satisfactory”.  Except as listed in Section 3.14(b) of the NJCB Disclosure Schedule, since January 1, 2014, no person or group has adversely commented in writing to NJCB in a manner requiring recording in a file of CRA communications upon the CRA performance of NJCB.

3.15         Certain Contracts.

(a)          Except as disclosed in Section 3.15(a) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants.  NJCB has delivered to 1st Constitution’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which NJCB or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.15(a) of this Agreement).

(b)          Except as disclosed in Section 3.15(b) of the NJCB Disclosure Schedule, (i) neither NJCB nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of NJCB and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which NJCB or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of NJCB or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither NJCB nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of NJCB or any of its Subsidiaries, (II)  provides for material payments to be made by NJCB or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires NJCB or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires NJCB or any of its Subsidiaries to use any product or service of another person on an exclusive basis.  For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c)          Except as disclosed in Section 3.15(c) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries, nor to the Knowledge of NJCB, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which NJCB will be the creditor) or arrangement to which NJCB is a party.

(d)          Except as set forth in Section 3.15(d) of the NJCB Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause NJCB, the Bank or 1st Constitution to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between NJCB or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e)          Except as set forth in Section 3.15(e) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from 1st Constitution, the Bank, NJCB, the Surviving Entity or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f)           Except as set forth in Section 3.15(f) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by NJCB or any of its Subsidiaries.

(g)          Section 3.15(g) of the NJCB Disclosure Schedule contains a schedule showing the good faith estimated present value as of June 30, 2017 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of NJCB and each officer of NJCB with the position of vice president or higher, specifying the assumptions in such schedule.

(h)          Each contract, arrangement, commitment or understanding of the type described in this Section 3.15, whether or not set forth in Section 3.15 of the NJCB Disclosure Schedule, is referred to herein as a “NJCB Contract”.  NJCB has previously delivered to 1st Constitution’s counsel true and complete copies of each NJCB Contract (with a designation that such copies have been delivered pursuant to Section 3.15 of this Agreement).

3.16         Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of NJCB at the time such deposits were entered into, (b) the Loans listed in Section 3.21(d) of the NJCB Disclosure Schedule or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of NJCB or an NJCB Subsidiary set forth in Sections 3.12(a), 3.12(r), 3.15(a) and 3.15(e) of the NJCB Disclosure Schedule, (d) any loans or deposit agreements entered into in the ordinary course with customers of NJCB, and (e) items set forth on Section 3.16 of the NJCB Disclosure Schedule, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for any such individuals.  No Loan or credit accommodation to any Affiliate of NJCB or any Subsidiary of NJCB is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the ordinary course of business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons.  NJCB has not been notified that principal and interest with respect to any such Loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such Loan or credit accommodation by NJCB is inappropriate.

3.17         Agreements with Regulatory Agencies. Except as set forth in Section 3.17 of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.17 of the NJCB Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has NJCB or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  With respect to any such Regulatory Agreement, NJCB is in full compliance with the terms and conditions set forth in any such Regulatory Agreement and has taken any and all actions required by any such Regulatory Agreement.  Neither NJCB nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.18         Properties and Insurance.

(a)          Section 3.18(a) of the NJCB Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by NJCB and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by NJCB or any of its Subsidiaries as lessee or lessor (or licensee or licensor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “NJCB Property” and collectively as the “NJCB Properties”).

(b)          Section 3.18(b) of the NJCB Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Properties.  NJCB has furnished to 1st Constitution’s counsel copies of all deeds, surveys and title policies relating to the Owned Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Properties (with a designation that such copies have been delivered pursuant to Section 3.18(b) of this Agreement) to the extent in the possession of NJCB or its Subsidiaries.

(c)          Section 3.18(c) of the NJCB Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by NJCB or any of its Subsidiaries under the Real Property Leases.  NJCB has furnished to 1st Constitution’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.18(c) of this Agreement).  None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to 1st Constitution’s counsel.  The Real Property Leases are valid and enforceable in accordance with their respective terms and neither NJCB nor any of its Subsidiaries nor, to the Knowledge of NJCB, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by NJCB or any of its Subsidiaries, other than defaults that have been cured by NJCB or its Subsidiaries or waived in writing.  Except as set forth in Section 3.18(c) of the NJCB Disclosure Schedule, NJCB and its Subsidiaries have not leased or sub-leased any NJCB Property to any third parties.  NJCB has furnished to 1st Constitution’s counsel true and complete copies of all leases and subleases where NJCB and/or its Subsidiaries have leased or subleased any NJCB Property to any third parties.

(d)          NJCB or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.18(d) of the NJCB Disclosure Schedule and (B) Permitted Liens.  NJCB or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each NJCB Property.  All NJCB Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and NJCB Properties are considered by NJCB to be adequate for the current business of NJCB and its Subsidiaries.  There are no pending, or to the Knowledge of NJCB, threatened condemnation or eminent domain proceedings that affect any NJCB Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties.  With respect to any NJCB Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither NJCB nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein.  All real estate Taxes and assessments which are due and payable as of the date hereof with respect to NJCB Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid).  Neither NJCB nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any NJCB Property, and no such Taxes or assessments are pending or, to the Knowledge of NJCB, threatened.  Neither NJCB Property nor the use or occupancy thereof violates in any material way any applicable Laws, covenants, conditions or restrictions.  NJCB and its Subsidiaries have made all material repairs and replacements to NJCB Property that, to NJCB’s Knowledge, are required to be made by NJCB and its Subsidiaries under the Real Property Leases or as required under applicable Laws.  NJCB has delivered to 1st Constitution’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of NJCB Property (with a designation that such copies have been delivered pursuant to Section 3.18(d) of this Agreement).

(e)          The tangible assets and other personal property owned or leased by NJCB and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.  Section 3.18(e)(i) of the NJCB Disclosure Schedule sets forth all leases of tangible assets and other personal property by NJCB or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000.  Except as set forth on Section 3.18(e)(ii) of the NJCB Disclosure Schedule, (i) neither NJCB nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of NJCB, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of NJCB, oral notice has been received by NJCB or by any of its Subsidiaries from any lessor under any Personal Property Lease that NJCB or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of NJCB, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither NJCB’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of NJCB, there are no disputes with respect to such Personal Property Leases, (vi) neither NJCB nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither NJCB nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases.  NJCB has delivered to 1st Constitution’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.18(e) of this Agreement).

(f)           The business operations and all insurable properties and assets of NJCB and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of NJCB, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of NJCB adequate for the business engaged in by NJCB and its Subsidiaries.  NJCB and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.  Section 3.18(f) of the NJCB Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by NJCB and/or its Subsidiaries currently or at any time during the past three years.  Copies of all insurance policies reflected on such list have been provided to 1st Constitution.  Except as set forth in Section 3.18(f) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries has received any written notice, or to the Knowledge of NJCB, any oral notice, that there are any pending actions or claims against NJCB Property, NJCB or any of its Subsidiaries, whether or not such claims or actions are covered by insurance.  None of the insurance policies maintained by NJCB or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments.  Any pending claims that NJCB or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g)          NJCB has purchased in 2012 and 2013, for an aggregate premium of $3.5 million received by the insurance carriers, with approximately $8.2 million of bank owned life insurance (“BOLI”) coverage covering the lives of 18 officers and directors of NJCB (the “BOLI Covered Individuals”).  NJCB has entered into an agreement with each BOLI Covered Individual (an “Insurance Agreement”) entitling such BOLI Covered Individual to receive a death benefit.  Section 3.18(g) of the NJCB Disclosure Schedule sets forth the names and current ages of each of the BOLI Covered Individuals, and the formula for determining the death benefit that each such individual will be entitled to receive.  Except as set forth in Section 3.18(g) of the NJCB Disclosure Schedule, in no event will any BOLI Covered Individual be entitled to receive more than $25,000 upon his or her death pursuant to the Insurance Agreements and any other plan or arrangement entered into in connection with NJCB’s BOLI, all of which shall be funded by NJCB’s BOLI without the payment of any further premium.  Other than the BOLI for the BOLI Covered Individuals, NJCB and its Subsidiaries do not sponsor, maintain or otherwise provide BOLI coverage or any other type of insurance coverage providing, or shall be obligated to pay, any death benefits with respect to any current or former employee, officer or director of NJCB or its Subsidiaries.  NJCB has delivered to 1st Constitution’s counsel true and complete copies of the agreements and other documents providing for the BOLI, the Insurance Agreements and of any plan documents that afford to the BOLI Covered Individuals any rights to receive payments from NJCB’s BOLI (with a designation that such copies have been delivered pursuant to Section 3.18(g) of this Agreement).  Such Insurance Agreements and plan documents will entitle the BOLI Covered Individuals to the payments set forth herein, but no other payments.

3.19         Environmental Matters. Except as set forth in Section 3.19 of the NJCB Disclosure Schedule:

(a)          Neither NJCB nor its Subsidiaries have received notice that any of the Participation Facilities or, to the Knowledge of NJCB, the Loan Properties, are not in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b)          There is no suit, claim, action or proceeding, pending or, to the Knowledge of NJCB, threatened, before any Governmental Entity or other forum in which NJCB, any of its Subsidiaries, any Participation Facility or to the Knowledge of NJCB, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by NJCB or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c)          To the Knowledge of NJCB, during the period of (x) NJCB’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) NJCB’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) NJCB’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property.  To the Knowledge of NJCB, prior to the period of (x) NJCB’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) NJCB’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) NJCB’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d)          The following definitions apply for purposes of this Section 3.19: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which NJCB or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which NJCB or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.20         Indemnification. Except as provided in NJCB Contracts or the certificate of incorporation or by-laws of NJCB or the governing documents of any NJCB Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.20 of the NJCB Disclosure Schedule), and except as set forth in Section 3.20 of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of NJCB (a “Covered Person”), and, to the Knowledge of NJCB, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of NJCB or any Subsidiary of NJCB, applicable Law or any indemnification agreement.

3.21         Loan Portfolio.

(a)          With respect to each loan owned by NJCB or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of NJCB:

(i)            the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii)           neither NJCB nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii)          NJCB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or NJCB’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of NJCB;

(iv)          the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v)           there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of NJCB;

(vi)          except as set forth in Section 3.21(a) of the NJCB Disclosure Schedule, there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii)         with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)          Except as set forth in Section 3.21(b) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of June 30, 2017, over 90 days delinquent in payment of principal or interest.  Section 3.21(b) of the NJCB Disclosure Schedule sets forth (a) all of the Loans of NJCB or any of its Subsidiaries that as of the date of NJCB’s most recent bank examination, were classified by NJCB, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of June 30, 2017 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of NJCB and its Subsidiaries that as of June 30, 2017, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of NJCB that as of June 30, 2017, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c)          As of June 30, 2017, the allowance for loan losses in the NJCB Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of NJCB Regulatory Agencies.  As of June 30, 2017, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the NJCB Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of NJCB Regulatory Agencies.

(d)          NJCB has previously delivered to 1st Constitution a schedule setting forth a list of all Loans as of June 30, 2017 by NJCB and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of NJCB or any of its Subsidiaries.  Except as set forth in Section 3.21(d) of the NJCB Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e)          Except as set forth in Section 3.21(e) of the NJCB Disclosure Schedule, none of the agreements pursuant to which NJCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)           Except as set forth in Section 3.21(f) of the NJCB Disclosure Schedule, since December 31, 2012, neither NJCB nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g)          Except as set forth in Section 3.21(g) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.22         Investment Securities; Borrowings; Deposits.

(a)          Except for investments in Federal Home Loan Bank stock, Atlantic Community Bankers Bank stock and pledges to secure Federal Home Loan Bank borrowings, Atlantic Community Bankers Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by NJCB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)          Neither NJCB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the NJCB Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.22(b) of the NJCB Disclosure Schedule.

(c)          Set forth in Section 3.22(c) of the NJCB Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of NJCB and its Subsidiaries as of the date hereof.

(d)          None of the deposits of NJCB or any of its Subsidiaries is a “brokered” deposit, except as set forth in Section 3.22(d) of the NJCB Disclosure Schedule.

3.23         Vote Required. Approval by holders of a two-thirds of the shares of NJCB Common Stock entitled to vote at the NJCB Shareholders’ Meeting shall be sufficient to constitute approval by NJCB’s shareholders of this Agreement and the Merger.  A majority of the outstanding shares of NJCB Common Stock constitutes a quorum for purposes of the NJCB Shareholders’ Meeting.

3.24         Intellectual Property. Except as set forth in Section 3.24 of the NJCB Disclosure Schedule:

(a)          Each of NJCB and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property.  The Owned Intellectual Property is subsisting, and to the Knowledge of NJCB, the Owned Intellectual Property that is Registered is valid and enforceable.

(b)          The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of NJCB and each of its Subsidiaries as presently conducted.  Each of NJCB and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c)          To NJCB’s Knowledge, the operation of NJCB and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d)          Other than as set forth in Section 3.24(d) of the NJCB Disclosure Schedule, neither NJCB nor any of its Subsidiaries has received any written notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that NJCB or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e)          To NJCB’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of NJCB’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(f)           NJCB and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by NJCB or any of its Subsidiaries, and to NJCB’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.  To NJCB’s Knowledge, no Person has gained unauthorized access to NJCB’s or its Subsidiaries’ IT Assets.

(g)          NJCB’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by NJCB and each of its Subsidiaries in connection with their respective businesses and (ii) to NJCB’s Knowledge, have not materially malfunctioned or failed within the past two years.  NJCB and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h)          NJCB and each of its Subsidiaries: (i) is, and at all times prior to the date hereof have been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof have received any written notice and, to the Knowledge of NJCB, received any oral notices, in either case asserting any violations of any of the foregoing.  The transfer of all such personal data and nonpublic personal information to the Bank’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i)           For purposes of this Agreement:

(1)          “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2)           “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3)           “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4)           “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5)           “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.25         Prior Regulatory Applications. Except as disclosed in Section 3.25 of the NJCB Disclosure Schedule, from January 1, 2014 through the date hereof, no regulatory agency has objected to, denied, or advised NJCB or any Subsidiary of NJCB to withdraw, and to NJCB’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over NJCB or any Subsidiary of NJCB regarding, any application, notice, or other request filed by NJCB or any Subsidiary of NJCB with any Governmental Entity having jurisdiction over NJCB or such Subsidiary.

3.26         Mortgage Banking Activities.

(a)          Except as set forth on Section 3.26 of the NJCB Disclosure Schedule, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loss mitigation, loan modification, foreclosure and real property administration activities) in accordance with Applicable Requirements.  To the Knowledge of NJCB and its Subsidiaries, no fraud, error, omission, misrepresentation, mistake or similar occurrence has occurred in connection with the origination or servicing of any of the Mortgage Loans.

(b)          None of the Mortgage Loans have ever been classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered,” or “predatory” loans under any other Applicable Requirement.

3.27         Reorganization. Neither NJCB nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.28         Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF 1ST CONSTITUTION AND THE BANK

References herein to the “1st Constitution Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by 1st Constitution to NJCB.  Except as set forth in the 1st Constitution Disclosure Schedule, 1st Constitution and the Bank hereby represent and warrant to NJCB as follows:

4.1           Corporate Organization.

(a)          1st Constitution is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.  1st Constitution has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on 1st Constitution.  1st Constitution is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Copies of the certificate of incorporation and by-laws of 1st Constitution have previously been delivered to NJCB’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b)          The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey.  The deposit accounts of the Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Each of 1st Constitution’s other Subsidiaries is a business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Each of their Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on 1st Constitution.

4.2           Capitalization.

(a)          The authorized capital stock of 1st Constitution consists solely of 30,000,000 shares of 1st Constitution Common Stock and 5,000,000 shares of preferred stock.  As of June 30, 2017, there were 8,046,197 shares of 1st Constitution Common Stock outstanding, and 33,298 shares of 1st Constitution Common Stock held by 1st Constitution as treasury stock and no shares of preferred stock of 1st Constitution outstanding or held as treasury stock.  As of June 30, 2017, there were no shares of 1st Constitution Common Stock reserved for issuance except for 148,462 shares of 1st Constitution Common Stock reserved for issuance pursuant to 1st Constitution’s stock incentive plans (the “1st Constitution Stock Incentive Plans”) and 285,176 shares of 1st Constitution Common Stock reserved for issuance under two outstanding warrants (the “1st Constitution Warrants”).  All of the issued and outstanding shares of 1st Constitution Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except for (i) shares of capital stock issuable pursuant to the 1st Constitution Stock Incentive Plans and the 1st Constitution Warrants and (ii) shares of capital stock issuable as a result of increases in the number of shares of capital stock underlying the 1st Constitution Warrants, in accordance with the terms and conditions of the 1st Constitution Warrants, resulting from the payment of cash dividends by 1st Constitution, as of the date hereof, 1st Constitution does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of 1st Constitution Common Stock or any other equity security of 1st Constitution or any securities representing the right to purchase or otherwise receive any shares of 1st Constitution Common Stock or any other equity security of 1st Constitution.  The shares of 1st Constitution Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)          Except as set forth in Section 4.2(b) of the 1st Constitution Disclosure Schedule, 1st Constitution owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Subsidiary of 1st Constitution has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of 1st Constitution calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

4.3           Authority; No Violation.

(a)          1st Constitution has full corporate power and authority to execute and deliver this Agreement and, subject to the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated hereby in accordance with the terms hereof.  On or prior to the date of this Agreement, 1st Constitution’s Board of Directors and the Bank’s Board of Directors have (i)  declared the Merger and the other transactions contemplated hereby to be advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved (i) by the Boards of Directors of 1st Constitution and the Bank and (ii) by 1st Constitution as the sole shareholder of the Bank.  No other corporate proceedings on the part of 1st Constitution or the Bank (including no approval by 1st Constitution’s shareholders) are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by 1st Constitution and the Bank and (assuming due authorization, execution and delivery by NJCB) this Agreement constitutes a valid and binding obligation of 1st Constitution and the Bank, enforceable against 1st Constitution and the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)          Neither the execution and delivery of this Agreement by 1st Constitution or the Bank, nor the consummation by 1st Constitution or the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by 1st Constitution or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of 1st Constitution or the certificate of incorporation, by-laws or similar governing documents of the Bank or any of their Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the 1st Constitution Disclosure Schedule, (x) violate any Law or Order applicable to 1st Constitution, the Bank or any of their Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of 1st Constitution, the Bank or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1st Constitution, the Bank or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on 1st Constitution.

4.4           Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC and declaration of effectiveness of the S-4, (e) the approval of this Agreement and the Merger by the requisite vote of the shareholders of NJCB, (f) approval of the listing of the 1st Constitution Common Stock to be issued in the Merger on the NASDAQ Global Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the 1st Constitution Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of 1st Constitution or the Bank in connection with (1) the execution and delivery by 1st Constitution and the Bank of this Agreement and (2) the consummation by 1st Constitution and the Bank of the Merger and the other transactions contemplated hereby.

4.5           Reports. 1st Constitution, the Bank and each of their Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates 1st Constitution, the Bank or any of their Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “1st Constitution Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by the 1st Constitution Regulatory Agencies in the regular course of the business of 1st Constitution, the Bank and their Subsidiaries, and except as set forth in Section 4.5 of the 1st Constitution Disclosure Schedule, no 1st Constitution Regulatory Agency has initiated any proceeding or, to the Knowledge of 1st Constitution, investigation into the business or operations of 1st Constitution, the Bank or any of their Subsidiaries since December 31, 2013 the effect of which is reasonably likely to have a Material Adverse Effect on 1st Constitution, the Bank or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, 1st Constitution, the Bank, NJCB or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.  There is no unresolved violation, criticism, or exception by any 1st Constitution Regulatory Agency with respect to any report or statement relating to any examinations of 1st Constitution, the Bank or any of their Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on 1st Constitution or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, the 1st Constitution, the Bank, NJCB or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

4.6           Financial Statements. 1st Constitution has previously made available to NJCB copies of (a) the consolidated statements of financial condition of 1st Constitution and its Subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income for the fiscal years ended December 31, 2014, 2015 and 2016, in each case accompanied by the audit report of BDO USA, LLP, independent public accountants with respect to 1st Constitution, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of 1st Constitution and its Subsidiaries as of June 30, 2017 and the related unaudited consolidated statements of income and cash flows for the three and six months ended June 30, 2016 and 2017 and (d) the notes related thereto (the “1st Constitution Financial Statements”).  BDO USA, LLP, 1st Constitution’s current independent public accountants, is independent with respect to 1st Constitution and its Subsidiaries to the extent required by Regulation S-X of the SEC.  The consolidated statements of financial condition of 1st Constitution (including the related notes, where applicable) included within the 1st Constitution Financial Statements fairly present, and the consolidated statements of financial condition of 1st Constitution (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present the consolidated financial position of 1st Constitution and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income (including the related notes, where applicable) included within the 1st Constitution Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows and consolidated statements of comprehensive income of 1st Constitution (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of 1st Constitution and its Subsidiaries for the respective fiscal periods therein set forth; each of the 1st Constitution Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the 1st Constitution Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q.  The books and records of 1st Constitution and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.7           SEC Reports.

(a)          1st Constitution has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2013 (the “1st Constitution Reports”).  Except as set forth in Section 4.7(a) of the 1st Constitution Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the 1st Constitution Reports complied, and each 1st Constitution Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the 1st Constitution Reports.  None of 1st Constitution’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.  No executive officer of 1st Constitution has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of 1st Constitution, no enforcement action has been initiated against 1st Constitution or its officers or directors by the SEC relating to disclosures contained in any 1st Constitution Report.

(b)          The records, systems, controls, data and information of 1st Constitution and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1st Constitution or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence.  Except as set forth in Section 4.7(b) of the 1st Constitution Disclosure Schedule, 1st Constitution and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Except as set forth in Section 4.7(b) of the 1st Constitution Disclosure Schedule, 1st Constitution has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to 1st Constitution and its Subsidiaries is made known to the management of 1st Constitution by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the 1st Constitution Reports.  Management of 1st Constitution has disclosed, based on its most recent evaluation prior to the date hereof, to 1st Constitution’s auditors and the audit committee of 1st Constitution’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect 1st Constitution’s ability to record, process, summarize and report financial data and have identified for 1st Constitution’s auditors any material weaknesses in internal controls, with any such significant deficiencies and material weaknesses having previously been disclosed in the 1st Constitution Reports, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in 1st Constitution’s internal controls.

4.8          Absence of Certain Changes or Events. Except as disclosed in any 1st Constitution Report filed with the SEC prior to the date of this Agreement, since December 31, 2016, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on 1st Constitution or the Bank.

4.9          Legal Proceedings.

(a)          Except as disclosed in any 1st Constitution Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the 1st Constitution Disclosure Schedule, neither 1st Constitution nor any of its Subsidiaries is a party to any, and there are no pending or, to 1st Constitution’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against 1st Constitution or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as set forth in Section 4.9(b) of the 1st Constitution Disclosure Schedule, there is no outstanding Order imposed upon 1st Constitution, any of its Subsidiaries or the assets of 1st Constitution or any of its Subsidiaries.

4.10          1st Constitution Information.

(a)          The information relating to 1st Constitution and the Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of NJCB, and up to and including the date of the meeting of shareholders of NJCB to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to NJCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b)          The information relating to 1st Constitution and its Subsidiaries to be contained in 1st Constitution’s applications to the FRB, the FDIC and the New Jersey Department will be accurate in all material respects.

4.11          Compliance with Applicable Law. Except as set forth in Section 4.11 of the 1st Constitution Disclosure Schedule, each of 1st Constitution and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of 1st Constitution and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to 1st Constitution or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on 1st Constitution).  Except as disclosed in Section 4.11 of the 1st Constitution Disclosure Schedule, 1st Constitution and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on 1st Constitution.

4.12          Ownership of NJCB Common Stock; Affiliates and Associates. Except as set forth on Section 4.12 of the 1st Constitution Disclosure Schedule and other than as contemplated by this Agreement, neither 1st Constitution nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of NJCB (other than Trust Account Shares and DPC Shares).

4.13          Agreements with Regulatory Agencies. Neither 1st Constitution nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has 1st Constitution or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  Neither 1st Constitution nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.14          Loan Loss Provision. As of June 30, 2017, the allowance for loan losses in the 1st Constitution Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the 1st Constitution Regulatory Agencies.  As of June 30, 2017, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the 1st Constitution Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all 1st Constitution Regulatory Agencies.

4.15          Community Reinvestment Act. All Subsidiaries of 1st Constitution that are subject to the CRA have a CRA rating of at least “satisfactory”.  Except as listed on Section 4.15 of the 1st Constitution Disclosure Schedule, from January 1, 2014 through the date hereof, no person or group has adversely commented in writing to 1st Constitution or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.16          Prior Regulatory Applications. Except as disclosed in Section 4.16 of the 1st Constitution Disclosure Schedule, from January 1, 2014 through the date hereof, no regulatory agency has objected to, denied, or advised 1st Constitution or any Subsidiary of 1st Constitution to withdraw, and to 1st Constitution’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the 1st Constitution or any Subsidiary of 1st Constitution regarding, any application, notice, or other request filed by 1st Constitution or any Subsidiary of 1st Constitution with any Governmental Entity having jurisdiction over 1st Constitution or such Subsidiary.

4.17          Regulatory Capital. Upon consummation of the Merger, and after taking effect of the Merger and 1st Constitution’s ownership of NJCB, as calculated on a pro forma basis as of June 30, 2017, 1st Constitution will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

4.18          Access to Funds. The Bank has, and on the Closing Date, will have, access to all funds necessary to consummate the Merger and pay the entire cash portion of the Aggregate Merger Consideration and the aggregate amount of cash payable to the holders of Stock Options and Warrants pursuant to Sections 1.6 and 1.7 hereof.

4.19          Reorganization. Neither 1st Constitution, the Bank nor any of their respective Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20          Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V
 COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Covenants of NJCB. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, NJCB shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of NJCB or 1st Constitution to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of NJCB or 1st Constitution to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.  Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the NJCB Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by 1st Constitution, NJCB shall not, and shall not permit any of its Subsidiaries to:

(a)          declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)          (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of NJCB or any Subsidiary of NJCB, or any securities convertible into or exercisable for any shares of the capital stock of NJCB or any Subsidiary of NJCB, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options or (v) enter into any agreement with respect to any of the foregoing, except, (A) in the case of clauses (ii) and (iii), for the issuance of up to a total of 47,525 shares of NJCB Common Stock upon the exercise of NJCB Stock Options granted under NJCB Stock Compensation Plans and the issuance of up to a total of 265,698 shares of NJCB Common Stock upon the exercise of Warrants outstanding prior to the date hereof, any such exercise to be in accordance with the original terms of such options and Warrants, and (Y) in the case of clause (iv), the acceleration of vesting of Stock Options covering up to 47,525 shares of NJCB Common Stock granted pursuant to NJCB Stock Compensation Plans and outstanding on the date hereof;

(c)          amend its certificate of incorporation, by-laws or other similar governing documents;

(d)          make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 in the aggregate;

(e)          enter into any new line of business or offer any new products or services;

(f)          acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g)          take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date (as such term is defined in Section 8.1(c) of this Agreement);

(h)          change its methods of accounting in effect at December 31, 2016, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by NJCB’s independent auditors;

(i)          except as contemplated by this Agreement, (1) enter into, establish, adopt, amend, modify or terminate any NJCB Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between NJCB or any Subsidiary of NJCB and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any NJCB Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under NJCB Stock Compensation Plans or otherwise, other than any acceleration provided for under the terms of NJCB Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof;

(j)          other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any NJCB Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to NJCB Property or any part thereof;

(k)          other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l)          file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m)          create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which NJCB or any of its Subsidiaries is a party or by which NJCB or any of its Subsidiaries or their respective properties is bound;

(n)          other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for NJCB’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o)          make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p)          settle any claim, action or proceeding involving any liability of NJCB or any of its Subsidiaries for money damages in excess of $10,000 (net of insurance proceeds) or involving any material restrictions upon the operations of NJCB or any of its Subsidiaries;

(q)          except in the Ordinary Course of Business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r)          (x) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with NJCB’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the State of New Jersey, (C) the transaction involves a an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $750,000, (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate principal amount in excess of $750,000, (E) the transaction involves a restructuring of a prior extension of credit with an aggregate principal amount (prior to the restructuring) in excess of $250,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of NJCB or any of its Subsidiaries; (H) the transaction arises outside of the Ordinary Course of Business of NJCB and its Subsidiaries; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing.  For any proposed extension of credit for which NJCB shall seek the prior consent of 1st Constitution, NJCB shall send the credit write-up for the proposed credit to the Bank’s Chief Lending Officer, Mr. John Andreacio (email address: jandreacio@1stconstitution.com); and if 1st Constitution has not (i) objected in writing to the proposed credit or (ii) requested reasonable additional information on the proposed credit, within two (2) business days of receipt of the credit write-up, 1st Constitution shall be deemed to have consented to the origination of such credit.  If NJCB sends additional information on the proposed credit to 1st Constitution, and 1st Constitution does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) business days of receipt of the initial additional information, 1st Constitution shall be deemed to have consented to the origination of such credit.  Any objection or request for additional information shall be sent by e-mail to NJCB’s Interim Chief Credit Officer, Mark Megee (e-mail address: mmegee@njcbk.com), with a copy to NJCB’s Chief Executive Officer, Mr. William H. Placke (e-mail address: bplacke@njcbk.com);

(s)          incur any additional borrowings beyond those set forth in Section 5.1(s) of the NJCB Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of NJCB or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t)          make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by NJCB as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u)          except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to 1st Constitution, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New Jersey;

(v)          establish, or make any commitment relating to the establishment of, any new branch or other office facilities;

(w)          elect to the Board of Directors of NJCB any person who is not a member of the Board of Directors of NJCB as of the date hereof;

(x)          change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y)          after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to NJCB’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of NJCB or any member of NJCB’s Board of Directors, except to the extent permitted by Section 5.3 hereof, take any intentional act, or intentionally omit to take any act, that causes any one or more of NJCB’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z)          take any other action outside of the Ordinary Course of Business; or

(aa)          agree to do any of the foregoing.

5.2          Covenants of 1st Constitution. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, 1st Constitution shall use commercially reasonably efforts to, and shall cause the Bank and their Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of NJCB, 1st Constitution or the Bank to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of NJCB, 1st Constitution or the Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.  Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the 1st Constitution Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by NJCB (such consent not to be unreasonably withheld), 1st Constitution shall not, and shall not permit the Bank nor any of their Subsidiaries to:

(a)          take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(b)          change its methods of accounting in effect at December 31, 2016, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by 1st Constitution’s independent auditors;

(c)          amend its certificate of incorporation, by-laws or similar governing documents other than (i) to enable 1st Constitution and the Bank to comply with the provisions of this Agreement, (ii) to establish one or more series of 1st Constitution Preferred Stock or (iii) to adopt provisions or authorize actions that do not materially and adversely affect the holders of NJCB Common Stock; or

(d)          agree to do any of the foregoing.

5.3          No Solicitation.

(a)          Except as expressly permitted by this Section 5.3, NJCB and its Subsidiaries shall not, and NJCB and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that NJCB’s shareholders’ approval of the Merger (the “NJCB Shareholder Approval”) is obtained but not after, (1) NJCB receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than 1st Constitution, and (2) NJCB’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to NJCB’s shareholders under applicable Law, NJCB may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between 1st Constitution and NJCB dated June 7, 2017 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to 1st Constitution or shall be provided to 1st Constitution prior to or concurrently with the time it is provided to such person.  NJCB will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than 1st Constitution with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)          Neither NJCB’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to 1st Constitution) or refuse to make the NJCB Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit NJCB or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement).  Notwithstanding the foregoing, prior to the date of the NJCB Shareholders Meeting, NJCB’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “NJCB Subsequent Determination”) after the fourth (4th) Business Day following 1st Constitution’s receipt of a written notice (the “Notice of Superior Proposal”) from NJCB (A) advising that NJCB’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of NJCB or its Subsidiaries that would have been such a breach if committed by NJCB or its Subsidiaries) constitutes a Superior Proposal (it being understood that NJCB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that NJCB proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, NJCB’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to NJCB’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by 1st Constitution pursuant to this Section 5.3(b).

(c)          In addition to the obligations of NJCB set forth in Sections 5.3(a) and (b) of this Agreement, in the event that NJCB or any of its Subsidiaries or any representative of NJCB or its Subsidiaries receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that NJCB’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, NJCB promptly (and in any event within 48 hours of receipt) shall advise 1st Constitution in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request.  NJCB shall keep 1st Constitution reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request.  Without limiting any of the foregoing, NJCB shall promptly (and in any event within 48 hours) notify 1st Constitution in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in NJCB or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving NJCB or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, NJCB or any of its Subsidiaries.

(ii)          “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that NJCB’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by 1st Constitution in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1)  receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2)  taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3)  taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI
 ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          1st Constitution shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus.  1st Constitution shall prepare the Proxy Statement and NJCB shall cooperate with 1st Constitution in the preparation of such Proxy Statement.  Each of NJCB and 1st Constitution shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and NJCB shall thereafter mail the Proxy Statement to its shareholders.  With NJCB’s cooperation, 1st Constitution shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, if any.

(b)          The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  NJCB and 1st Constitution shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to NJCB or 1st Constitution, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)          1st Constitution and NJCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of 1st Constitution, NJCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”).  1st Constitution agrees promptly to advise NJCB if, at any time prior to the NJCB Shareholders’ Meeting, any information provided by 1st Constitution for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide NJCB with the information needed to correct such inaccuracy or omission.  1st Constitution shall promptly furnish NJCB with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to 1st Constitution and its Subsidiaries, to comply with all applicable legal requirements.  NJCB agrees promptly to advise 1st Constitution if, at any time prior to the NJCB Shareholders’ Meeting, any information provided by NJCB for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide 1st Constitution with the information needed to correct such inaccuracy or omission.  NJCB shall promptly furnish 1st Constitution with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to NJCB and the NJCB Subsidiaries, to comply with all applicable legal requirements.

(d)          1st Constitution and NJCB shall promptly furnish each other with copies of written communications received by 1st Constitution or NJCB, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e)          NJCB shall engage a proxy solicitor reasonably acceptable to 1st Constitution to assist NJCB in obtaining the approval of NJCB’s shareholders of this Agreement and the transactions contemplated hereby.

6.2          Access to Information.

(a)          NJCB shall permit, and shall cause each of NJCB’s Subsidiaries to permit, 1st Constitution and its representatives, and 1st Constitution shall permit, and shall cause each of their Subsidiaries to permit, NJCB and its representatives, reasonable access to their respective properties, and shall disclose and make available to 1st Constitution and its representatives, or NJCB and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which 1st Constitution and its representatives or NJCB and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access.  However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege.  The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Notwithstanding the foregoing, NJCB acknowledges that 1st Constitution may be involved in discussions from time to time concerning other potential acquisitions and 1st Constitution shall not be obligated to disclose information regarding such discussions to NJCB except as such information is disclosed to 1st Constitution’s shareholders generally.

(b)          During the period from the date of this Agreement to the Effective Time, each of NJCB and 1st Constitution will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein.  NJCB will promptly notify 1st Constitution of any material change in the normal course of business or the operations or the properties of NJCB, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting NJCB or any Subsidiary of NJCB or the threat of litigation, claims, threats or causes of action involving NJCB, and will keep 1st Constitution fully informed of such events.  On a monthly basis, NJCB agrees to provide 1st Constitution with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month.  As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), NJCB will deliver to 1st Constitution and 1st Constitution will deliver to NJCB their respective consolidated quarterly financial statements.  As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ending December 31, 2017), NJCB will deliver to 1st Constitution and 1st Constitution will deliver to NJCB their respective consolidated annual financial statements.

(c)          All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of NJCB and 1st Constitution shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d)          No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e)          As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, NJCB will deliver to 1st Constitution NJCB’s call reports filed with the New Jersey Department and the FDIC.

6.3          NJCB Shareholders’ Meeting. NJCB shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “NJCB Shareholders’ Meeting”).  NJCB will, through its Board of Directors, unless legally required to do otherwise for the discharge by NJCB’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4          Legal Conditions to Merger. Each of 1st Constitution and NJCB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NJCB or 1st Constitution or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5          D&O Voting Agreements and Shareholder Voting Agreements.

(a)          Contemporaneous with the execution of this Agreement, NJCB shall deliver to 1st Constitution copies of the D&O Voting Agreements signed by each member of the Board of Directors of NJCB, the President and Chief Executive Officer of NJCB and the Chief Financial Officer of NJCB.  In addition to the D&O Voting Agreements delivered on or prior to the date of the Agreement by each director, the President and Chief Executive Officer of NJCB and the Chief Financial Officer of NJCB, NJCB shall deliver to 1st Constitution a D&O Voting Agreement executed by each person who becomes a director, the President and Chief Executive Officer of NJCB or the Chief Financial Officer of NJCB prior to the Closing.

(b)          Contemporaneous with the execution of this Agreement, NJCB shall deliver to 1st Constitution copies of the Shareholder Voting Agreements signed by each Supporting Shareholder.  In addition to the Shareholder Voting Agreements delivered on or prior to the date of the Agreement by Supporting Shareholder, NJCB shall deliver to 1st Constitution a Shareholder Voting Agreement executed by each Person who becomes a Supporting Shareholder prior to the Closing.

6.6          NASDAQ Global Market Listing. 1st Constitution shall use its reasonable best efforts to cause the shares of 1st Constitution Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as of the Effective Time.

6.7          Employee Benefit Plans; Existing Agreements.

(a)          As of or as soon as practicable following the Effective Time, the employees of NJCB and its Subsidiaries who remain in the employ of 1st Constitution or its Subsidiaries subsequent to the Effective Time (the “NJCB Employees”) shall be eligible to participate in the employee benefit plans of 1st Constitution and its Subsidiaries (the “1st Constitution Plans”) in which similarly situated employees of 1st Constitution and its Subsidiaries participate, to the same extent as similarly situated employees of 1st Constitution or its Subsidiaries (it being understood that inclusion of NJCB Employees in such 1st Constitution Plans may occur at different times with respect to different plans).  NJCB agrees to take any necessary actions to cease benefit accruals under any NJCB plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b)          With respect to each 1st Constitution Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with NJCB (or predecessor employers to the extent that NJCB provides past service credit) shall be treated as service with 1st Constitution.  1st Constitution shall use its reasonable best efforts to cause each 1st Constitution Plan that is a group health plan to waive pre-existing condition limitations applicable to NJCB Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c)          Unless instructed otherwise by 1st Constitution, effective as of no later than the day immediately preceding the Effective Time, NJCB shall, and shall cause its Subsidiaries to, terminate any and all NJCB Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless 1st Constitution provides written notice to NJCB that any such 401(k) Plans shall not be terminated.  NJCB shall provide 1st Constitution with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of NJCB or its Subsidiaries, as the case may be.  Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, 1st Constitution.  NJCB shall also take such other actions in furtherance of terminating any such 401(k) Plan as 1st Constitution may reasonably request.

(d)          The Board of Directors of NJCB, or the Compensation Committee of the Board of Directors of NJCB, shall take all required actions (i) to terminate all Stock Options as of the Effective Time or (ii) to cause the holders of Stock Options to surrender their Stock Options in exchange for the payment, if any, set forth in Section 1.6.

6.8          Indemnification.

(a)          For a period commencing as of the Effective Time and ending three years after the Effective Time, to the extent permitted by Law, 1st Constitution shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of NJCB or who serves or has served at the request of NJCB as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of NJCB or serves or has served at the request of NJCB as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against NJCB or any of its Affiliates, or by any former or present shareholder of NJCB (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of NJCB or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of 1st Constitution set forth in this Section 6.8, in each case to the fullest extent that NJCB would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and 1st Constitution shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

(b)          Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify 1st Constitution in writing upon learning of any Claim, but the failure to so notify shall not relieve 1st Constitution of any liability it may have to such Indemnitee except to the extent that such failure prejudices 1st Constitution.  In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) 1st Constitution shall have the right to assume the defense thereof and 1st Constitution shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if 1st Constitution elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between 1st Constitution and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and 1st Constitution shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that 1st Constitution shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter.  1st Constitution shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent.  Notwithstanding anything to the contrary in this Section 6.8, 1st Constitution shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(c)          1st Constitution shall cause the persons serving as officers and directors of NJCB immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by NJCB (provided that 1st Constitution may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to NJCB’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall 1st Constitution be required to expend an aggregate annual premium in excess of 175% of the annual premium of the base directors’ and officers’ liability insurance policy most recently paid by NJCB prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage, (B) if 1st Constitution is unable to maintain or obtain the insurance called for by this Section 6.8, 1st Constitution shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, 1st Constitution shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8 in the event that it acquires, or directs NJCB to acquire at an aggregate premium cost not to exceed 175% of the annual premium most recently paid by NJCB prior to the date hereof, single premium tail insurance.  NJCB shall use commercially reasonable efforts to cooperate with 1st Constitution in the event that 1st Constitution determines to acquire, or directs NJCB to acquire, such tail insurance with respect to NJCB’s existing base directors’ and officers’ liability insurance policy.  NJCB represents and warrants that the annual premium for its base directors’ and officers’ liability insurance policy most recently paid with respect to the period covering October 1, 2017 to October 1, 2018 is $37,000.

(d)          The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and representatives.

6.9          Additional Arrangements. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either of the Bank or NJCB (the “Constituent Entities”) acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Entities or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Entities or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes of this Agreement.

6.10          Employee Severance and other Employment Matters.

(a)          To the extent that any NJCB employees (other than those NJCB employees with agreements as set forth on Section 3.15(a) of the NJCB Disclosure Schedule) are terminated by the Bank without cause following the Effective Time, the Bank shall pay severance to such employees pursuant to the severance policy set forth on Section 6.10(a) of the 1st Constitution Disclosure Schedule.  The Bank will grant credit to such employees for years of prior service with NJCB.

(b)          1st Constitution and the Bank shall honor the agreements set forth on Section 6.10(b) of the NJCB Disclosure Schedule.

6.11          Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party.  Each of NJCB and 1st Constitution shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.12          Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that NJCB believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, NJCB recognizes that 1st Constitution may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses).  At or before the Effective Time, upon the request of 1st Constitution and in order to formulate the plan of integration for the Merger, NJCB shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of 1st Constitution and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by NJCB and its Subsidiaries, provided, however, that NJCB shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless 1st Constitution agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by NJCB or any NJCB Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.13          Other Policies. At or before the Effective Time, upon the request of 1st Constitution NJCB shall cooperate with 1st Constitution to reasonably conform the policies and procedures of NJCB and its Subsidiaries regarding applicable regulatory matters to those of 1st Constitution and its Subsidiaries, as 1st Constitution may reasonably identify to NJCB from time to time, provided, however, that NJCB shall not be required to take such actions (A) more than five days prior to the Effective Time; and (B) unless 1st Constitution agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date).

6.14          Other Transactions. NJCB acknowledges that 1st Constitution may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning NJCB and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of 1st Constitution or in SEC reports in connection with such transactions.  1st Constitution shall provide NJCB and its counsel with copies of such registration statements at the time of filing.  NJCB agrees to provide 1st Constitution with any information, certificates, documents or other materials about NJCB and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by 1st Constitution prior to the Effective Time.  NJCB shall use its reasonable efforts to cause its attorneys, accountants and the Advisory Firm to provide 1st Constitution and any underwriters for 1st Constitution with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities.  1st Constitution shall reimburse NJCB for reasonable expenses thus incurred by NJCB should this Agreement be terminated for any reason.  1st Constitution shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding NJCB unless NJCB shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.15          Failure to Fulfill Conditions. In the event that 1st Constitution or NJCB determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party.  NJCB and 1st Constitution will promptly inform the other of any facts applicable to NJCB or 1st Constitution, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger.  Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.16          Transaction Expenses of NJCB.

(a)          NJCB shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month.  NJCB shall advise 1st Constitution monthly of all out-of-pocket expenses that NJCB and its Subsidiaries have incurred in connection with the transactions contemplated hereby.  NJCB shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b)          NJCB shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.17          Pre-Closing Delivery of Financial Statements. Prior to the Closing, NJCB shall deliver to 1st Constitution such consolidated financial statements of NJCB as 1st Constitution shall reasonably request in order to enable 1st Constitution to comply with its reporting obligations under the Exchange Act, together with an executed report of NJCB’s outside auditors with respect to all such financial statements that have been audited.  Such report shall be in form and substance satisfactory to 1st Constitution.  The financial statements delivered pursuant to this Section 6.17 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X (to the extent applicable), such that such financial statements are suitable for filing by 1st Constitution with the SEC in response to Items 2.01 and 9.01 of the SEC’s Current Report on Form 8-K.  Immediately prior to the Closing, NJCB shall cause its outside auditors to deliver to 1st Constitution an executed consent, in form and substance satisfactory to the 1st Constitution and suitable for filing by 1st Constitution with the SEC, which consent shall authorize 1st Constitution to file with the SEC the report referred to in this Section 6.17 and all other reports delivered by NJCB hereunder.

6.18          ISRA. NJCB shall provide a certification identifying the North American Industrial Classification System (“NAICS”) code number(s) that is appropriate and accurate for each property in New Jersey that NJCB or any of its Subsidiaries owns or operates.  For each property that has an NAICS number that is within the definition of an “industrial establishment” as set forth at N.J.S.A. 13:K-8 (collectively, the “ISRA Properties”), NJCB, at its sole cost and expense, shall within five (5) days of the date hereof prepare and submit a general information notice to the New Jersey Department of Environmental Protection (“NJDEP”).  In addition, NJCB shall retain a Licensed Site Remediation Professional (as defined in ISRA) who shall prepare and submit to NJDEP, prior to the Effective Time, a Response Action Outcome or Remediation Certification (in each case in form and substance reasonably satisfactory to 1st Constitution) and  NJCB will simultaneously create and maintain a “Remediation Funding Source,” as such term is defined under the applicable Environmental Laws, or other financial assurance.

6.19          Maintenance of Properties; Certain Remediation and Capital Improvements. NJCB and the Subsidiaries of NJCB will maintain their properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

6.20          Environmental Audits. Upon the written request of 1st Constitution, which request shall occur within sixty (60) days after the date hereof, NJCB will permit 1st Constitution, at 1st Constitution’s expense, with respect to each parcel of real property owned by NJCB, to procure an environmental audit, preliminary assessment, property condition assessment and/or such other environmental evaluations of such real property as 1st Constitution deems necessary or appropriate.

6.21          Title Insurance. Upon the written request of 1st Constitution, which request shall occur within thirty (30) days after the date hereof, NJCB will permit 1st Constitution, at 1st Constitution’s expense, with respect to each parcel of real property owned by NJCB, to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to 1st Constitution.

6.22          Surveys. Upon the written request of 1st Constitution, which request shall occur within forty five (45) days after the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 6.21, NJCB will permit 1st Constitution, at 1st Constitution’s expense, to obtain a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to 1st Constitution, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).

6.23          Consents to Assign and Use Leased Premises. With respect to the Real Property Leases disclosed in Schedule 3.18(a) of the NJCB Disclosure schedule, NJCB will use its reasonable best efforts to obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of NJCB to the Bank and to permit the use and operation of the leased premises by the Bank as of the Closing.

6.24          Section 16 Matters. Prior to the Effective Time, to the extent permitted by Law without expense to the Parties, the Parties will use commercially reasonable efforts to take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of NJCB Common Stock or conversion of any derivative securities in respect of shares of NJCB Common Stock or purchase of shares of 1st Constitution Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.25          Disclosure Controls.  Between the date of this Agreement and the Effective Time of the Merger, NJCB shall, upon reasonable notice during normal business hours, permit 1st Constitution (i) to meet with the officers of NJCB responsible for the Financial Statements of NJCB and the internal control over financial reporting of NJCB to discuss such matters as 1st Constitution may deem reasonably necessary or appropriate concerning 1st Constitution’s obligations under Section 302 and 906 of the Sarbanes-Oxley Act; and (ii) to meet with officers of NJCB to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to NJCB’s operations with the controls and procedures and internal control over financial reporting of 1st Constitution for purposes of assisting 1st Constitution in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger.  NJCB shall, and shall cause its and NJCB’s respective employees and accountants to, fully cooperate with 1st Constitution in the preparation, documentation, review, testing and all other actions 1st Constitution deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

6.26          Tax Treatment. Neither 1st Constitution, the Bank nor NJCB shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.27          Payment of Retention Bonuses. Provided that a person listed on Section 6.27 of the NJCB Disclosure Schedule (i) remains an employee of NJCB from the date hereof through the date after the Effective Time when that person’s job function has been converted or transitioned and (ii) does not accept employment with 1st Constitution, the Bank or another Subsidiary of 1st Constitution for any period subsequent to the Effective Time, 1st Constitution shall pay to such person the bonus compensation provided for such employee in Section 6.27 of the NJCB Disclosure Schedule.

6.28          Shareholder Litigation. NJCB shall give 1st Constitution the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against NJCB and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without 1st Constitution’s prior written consent.

6.29          No Control Over Other Party’s Business. Nothing contained in this Agreement shall give 1st Constitution, directly or indirectly, the right to control or direct the operations of NJCB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give NJCB, directly or indirectly, the right to control or direct the operations of 1st Constitution or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of NJCB and 1st Constitution shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.30          Press Releases. 1st Constitution and NJCB agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby without first consulting with the other party as to the form and substance of such disclosures that may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law or regulation.

6.31          Prior Notice and Approval Before Payments To Be Made. Without the express prior written consent of 1st Constitution, no payments shall be made by NJCB to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, change in control agreement, severance arrangement, stock option, non-compete agreements, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), which payments arise upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with NJCB, except to the extent that (i) such intended payments have been set forth in the NJCB Disclosure Schedule furnished to 1st Constitution at the date of this Agreement, (ii) prior written notice has been provided to 1st Constitution of such intended payment, and (iii) a written acknowledgement and release, executed by the recipient and NJCB, reasonably satisfactory to 1st Constitution in form and substance, has been delivered to 1st Constitution.  Prior to NJCB making any such payments to any officer or director, NJCB, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, and NJCB shall furnish 1st Constitution with a detailed schedule related to such determination prior to making any such payments.

6.32          Liquidation of Holding Company.  The Board of Directors of NJCB shall take all corporate action to liquidate and dissolve New Jersey Community Bancorp, Inc., a New Jersey corporation, which was incorporated to become the holding company for NJCB but such holding company structure was never implemented.

6.33          Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same.  Nothing in this Section 6.33 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII
 CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a)          Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of NJCB.  The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the 1st Constitution Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b)          Regulatory Filings. Subject to Section 7.2(g) hereof, all necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained.  All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired.

(c)          Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more Parties, NJCB or the Bank in connection with this Agreement and which 1st Constitution or NJCB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d)          Tax Opinion. 1st Constitution and NJCB shall each have received an opinion, dated as of the Effective Time, of Day Pitney LLP, reasonably satisfactory in form and substance to NJCB and its counsel and to 1st Constitution, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.  In connection therewith, each of 1st Constitution, the Bank and NJCB shall deliver to Day Pitney LLP representation letters, in each case in form and substance reasonably satisfactory to Day Pitney LLP and dated the date of such opinion, on which Day Pitney LLP shall be entitled to rely.

(e)          Listing of Shares. The shares of 1st Constitution Common Stock which shall be issuable to the shareholders of NJCB upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

7.2          Conditions to the Obligations of 1st Constitution and the Bank Under this Agreement. The obligations of 1st Constitution and the Bank under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties; Performance of Obligations of NJCB. Except for those representations and warranties that are made as of a particular date, the representations and warranties of NJCB contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date.  The representations and warranties of NJCB contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date.  NJCB shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b)          Certificates. NJCB shall have furnished 1st Constitution with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as 1st Constitution may reasonably request.

(c)          Intentionally Omitted.

(d)          Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) on NJCB and its Subsidiaries taken as a whole or (ii) on the 1st Constitution and its Subsidiaries taken as a whole.  None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e)          FIRPTA. NJCB shall have delivered to 1st Constitution a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(f)          Dissenting Shares. No more than 10% of the issued and outstanding shares of NJCB Common Stock shall be Dissenting Shares.

(g)         Regulatory Conditions. A Governmental Entity (including, without limitation, the FRB, FDIC or New Jersey Department), has not imposed a condition or requirement on 1st Constitution, the Bank or the Surviving Entity that (A) the Board of Directors of 1st Constitution reasonably determines is (i) onerous to 1st Constitution, the Bank or the Surviving Entity, or (ii) reasonably likely to have a material imposition on the operations, business or prospects of 1st Constitution, the Bank or the Surviving Entity, or (B) requires 1st Constitution, the Bank or the Surviving Entity to raise capital through the sale of securities within one year of the Closing Date.

(h)         Regulatory Matters. NJCB shall have satisfied, or is in the process of satisfying in a manner and under a timetable reasonably satisfactory to 1st Constitution, the regulatory matters set forth in Section 7.2(h) of the NJCB Disclosure Schedule.

(i)           Environmental Audit Results. The results of any environmental audit, assessment, or study conducted by 1st Constitution pursuant to Section 6.20 hereof shall not indicate circumstances or conditions that would reasonably be expected to require remediation or could reasonably be expected to impose liability with an aggregate estimated cost or liability in excess of $250,000 for all such properties.

(j)           Intentionally Omitted.

(k)          Amended and Restated Indemnification Agreements.  The indemnification agreements with existing directors of NJCB as set forth in Section 3.20 of the NJCB Disclosure Schedule shall be amended and restated in substantially the form of Exhibit F hereto (the “Indemnification Agreements”).

(l)          First Amendment to Freehold Lease.  The First Amendment to the Amended and Restated Lease Agreement by and between Poppy Lane Holdings, LLC, as Landlord, and NJCB, as Tenant, relating to the premises located at 3441 U.S. Highway 9, Freehold, New Jersey, is in full force and effect as of the Closing Date.

7.3          Conditions to the Obligations of NJCB Under this Agreement. The obligation of NJCB to effect the Merger is also subject to the satisfaction or waiver by NJCB at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties; Performance of Obligations of 1st Constitution and the Bank. Except for those representations and warranties that are made as of a particular date, the representations and warranties of 1st Constitution and the Bank contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date.  The representations and warranties of 1st Constitution and the Bank contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date.  Each of 1st Constitution and the Bank shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b)          Certificates. 1st Constitution shall have furnished NJCB with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as NJCB may reasonably request.

(c)          Escrow Agreement. 1st Constitution, the Shareholder Representative and the Escrow Agent shall have executed the Escrow Agreement and 1st Constitution shall have made arrangements reasonably satisfactory to the Shareholder Representative to deliver the Escrowed Amount to the Escrow Agent immediately upon consummation of the Merger.

(d)          Acknowledgement of the Indemnification Agreements. 1st Constitution shall have acknowledged and assumed the Indemnification Agreements.

ARTICLE VIII
 TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of NJCB of the matters presented in connection with the Merger:

(a)          by mutual consent of NJCB, on one hand, and 1st Constitution and the Bank, on the other hand;

(b)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by 1st Constitution and the Bank, on one hand, and NJCB, on the other hand, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, if the approval of the shareholders of NJCB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by NJCB) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by 1st Constitution) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g)          by NJCB if, prior to receipt of NJCB Shareholder Approval, NJCB has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if immediately upon terminating this Agreement, NJCB (A) pays to 1st Constitution the Termination Fee and Termination Expenses, and (B) delivers to 1st Constitution a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to 1st Constitution and shall irrevocably waive any right the releasing parties may have to challenge the payment to 1st Constitution of the Termination Fee and the payment to 1st Constitution of the Termination Expenses;

(h)          by 1st Constitution and the Bank if prior to receipt of NJCB Shareholder Approval, NJCB or NJCB’s Board of Directors (or any committee thereof) has (A) effected a NJCB Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the NJCB Board Recommendation, withdrawn the NJCB Board Recommendation or failed to publicly re-affirm the NJCB Board Recommendation within five days after receipt from 1st Constitution of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to 1st Constitution, or (D) in response to the commencement (other than by 1st Constitution or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of NJCB’s Common Stock, recommended that the shareholders of NJCB tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act;

(i)          by 1st Constitution and the Bank if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j)          by NJCB if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

(k)          by NJCB if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:

(1)          the 1st Constitution Common Stock Average Price on the Determination Date shall be less than $16.00 (the “Base Amount”); and

(2)          (i) the number (rounded to four decimals) obtained by dividing the 1st Constitution Common Stock Average Price on the Determination Date by the 1st Constitution Initial Price (the “1st Constitution Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.30 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”);

For purposes of this subsection (k), the following terms shall have the following meanings:

“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the NASDAQ Bank Index for the 10 consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means $3,935.30.

“1st Constitution Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of 1st Constitution Common Stock as reported on the NASDAQ Global Market (as reported in an authoritative source chosen by 1st Constitution) for the 10 consecutive full trading days in which such shares are quoted on the NASDAQ Global Market ending at the close of trading on the Determination Date.

“1st Constitution Initial Price” means $18.00.

If 1st Constitution declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the 1st Constitution Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.1(k).

(l)          by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, if the 1st Constitution Exchange Ratio Average Price is less than $7.00 and 1st Constitution determines in its sole discretion to not increase the Exchange Ratio pursuant to the last paragraph of Section 1.4(a)(A) hereof.

8.2          Effect of Termination. In the event of termination of this Agreement by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3          Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of NJCB; provided, however, that after any approval of the transactions contemplated by this Agreement by NJCB’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to NJCB’s shareholders hereunder other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4          Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5          Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by NJCB pursuant to Section 8.1(g) of this Agreement or by 1st Constitution and the Bank pursuant to Section 8.1(h) of this Agreement, then NJCB shall pay to 1st Constitution, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $275,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by 1st Constitution and the Bank in connection with the transactions contemplated by this Agreement (as certified by 1st Constitution upon receipt of NJCB’s notice of termination or delivery of 1st Constitution’s and the Bank’s notice of termination, whichever is applicable), up to $125,000 in such expenses (the “Termination Expenses”), provided, however that the sum of the Termination Fee and the Termination Expenses shall not exceed $400,000 (the “Maximum Amount”);

(ii) (A) a bona fide Acquisition Proposal (whether or not conditional) shall have been made directly to NJCB’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of NJCB or any member of NJCB’s Board of Directors, and (B) this Agreement is thereafter terminated (x) by NJCB or 1st Constitution pursuant to Sections 8.1(c) or  8.1(d) of this Agreement (if NJCB Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by 1st Constitution and the Bank pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then if within 18 months after such termination, NJCB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then NJCB shall pay 1st Constitution, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount; and

(iii) (A) a bona fide Acquisition Proposal (whether or not conditional) shall have been made directly to NJCB’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of NJCB or any member of NJCB’s Board of Directors, and (B) this Agreement is thereafter terminated (x) by either 1st Constitution and the Bank, on one hand, or NJCB, on the other hand, pursuant to 8.1(d) of this Agreement (if NJCB Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by 1st Constitution and the Bank pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, NJCB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then NJCB shall pay 1st Constitution, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount less any Termination Expenses paid to 1st Constitution pursuant to clause (ii) of this Section 8.5.  For purposes of clauses (ii) and (iii) of this Section 8.5, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(d)(i) of this Agreement except that references in Section 5.3(d)(i) to “25%” shall be replaced by “50%”.

ARTICLE IX
 GENERAL PROVISIONS

9.1          Interpretation.

(a)          The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(c)          The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)          A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f)          A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)          The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)          All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i)          The terms of this Section 9.1 shall apply to the NJCB Disclosure Schedule and the 1st Constitution Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.  The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.

9.3          Expenses. Except as otherwise provided in Section 8.5 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

9.4          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to 1st Constitution and the Bank, to:

1st Constitution Bank
2650 Route 130
P.O. Box 634
Cranbury, New Jersey 08512
Attn: Robert F. Mangano

with a copy (which shall not constitute notice) to:

Day Pitney LLP
1 Jefferson Road
Parsippany, New Jersey 07054
 Attn: Frank E. Lawatsch, Jr., Esq. and Scott W. Goodman, Esq.

and

(b)          if to NJCB, to:

New Jersey Community Bank
3441 U.S. Highway 9
Freehold, New Jersey  07728
Attn: William H. Placke

with a copy (which shall not constitute notice) to:

Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
6th Floor
New Brunswick, NJ 08901
Attn: Robert A. Schwartz, Esq.

9.5          Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by all of the Parties and delivered to all of the Parties, it being understood that all Parties need not sign the same counterpart.  Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6          Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7          Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9          Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Market, so long as this Agreement is in effect, neither 1st Constitution nor NJCB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10          Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder.  Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than 1st Constitution, the Bank and NJCB any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11          Definitions.

(a)          For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Applicable Law” means collectively, any federal, state or local constitution, Law or similar legal requirement, or any directive, policy or order that is made or given at any time or from time to time by any Governmental Entity, to which NJCB and/or any of its Subsidiaries is subject or which is otherwise applicable to the origination, processing, underwriting, closing, funding, insuring, selling, purchasing, servicing or subservicing of Mortgage Loans, and any applicable and valid order, verdict, judgment or consent decree.

“Applicable Requirements” means collectively, (i) the terms of a Mortgage Loan (including, without limitation, the related mortgage note and mortgage or other security interest), (ii) all Applicable Laws, (iii) all obligations, under any Contract, (iv) all other applicable requirements and guidelines of any Agency, Investor or Governmental Entity having jurisdiction; and (v) the reasonable and customary practices of prudent mortgage lending, underwriting, processing, origination, insuring, closing, funding, servicing, subservicing, loss mitigation, foreclosure, and real property administration firms and institutions.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Investor” means (i) each Agency, (ii) any Person who has acquired an interest in any Mortgage Loans or with respect to which NJCB has a Contract for the future sale of mortgage loans, (iii) any Person that insures or guarantees the risk of loss upon borrower default on any Mortgage Loan, including without limitation, private mortgage insurers, the Federal Housing Administration and the Veterans Administration and (iv) any Person that provides life, hazard, disability, title or other insurance with respect to any Mortgage Loan or related real property.

“Knowledge” means, with respect to NJCB, the actual knowledge of William H. Placke or Naqi A. Naqvi and with respect to 1st Constitution, the actual knowledge of Robert F. Mangano or Stephen J. Gilhooly.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or regulatory accounting requirements or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects NJCB and its Subsidiaries, taken as a whole, or 1st Constitution and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Mortgage Loans” means any all loans secured by one to four family residential properties, mixed use properties (but only to the extent subject to HUD’s 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), serviced or subserviced by NJCB at any time, including any real property acquired in connection with the default of any mortgage loan.

“Most Recent Balance Sheet” means the most recent balance sheet included within NJCB Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e)  in the case of Owned Properties held by NJCB or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to 1st Constitution’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Response Action Outcome” means a document defined as such pursuant to the Administrative Requirements for Remediation of Contaminated Sites rules at N.J.A.C. 7:26C-1.3.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes.  For the avoidance of doubt the Bank and each of its Subsidiaries constitute Subsidiaries of 1st Constitution.

(b)          The following terms are defined in the following sections of this Agreement:

1st Constitution	Preamble
1st Constitution Common Stock	1.4(a)
1st Constitution Common Stock Average Price	8.1(k)
1st Constitution Disclosure Schedule	Article IV Lead-in
1st Constitution Exchange Ratio Average Price	1.4(a)(B)
1st Constitution Financial Statements	4.6
1st Constitution Initial Price	1.4(a)(C)
1st Constitution Plans	6.7(a)
1st Constitution Ratio	8.1(k)(2)
1st Constitution Regulatory Agencies	4.5
1st Constitution Reports	4.7(a)
1st Constitution Stock Incentive Plans	4.2(a)
1st Constitution Warrants	4.2(a)
401(k) Plan	6.7(c)
Accounting Firm	3.6(a)
Acquisition Proposal	5.3(d)(i); 8.5(iii)
Advisory Firm	3.7(a)
Aggregate Escrowed Amount	1.4(a)(ii)
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Bank	Preamble
Bank Common Stock	1.12
Bank Merger Act	1.1
Base Amount	8.1(k)(1)
BCSRA	3.19(d)

BOLI	3.18(g)
BOLI Covered Individuals	3.18(g)
CERCLA	3.19(d)
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2
Code	1.13
Confidentiality Agreement	5.3(a)
Constituent Entities	6.9
control	Definition of “Affiliate”
Covered Person	3.20
CRA	3.14(b)
Cut-off Date	8.1(c)
D&O Voting Agreement	Recitals
Derivatives Contract	3.22(b)
Determination Date	1.2
Dissenting Shares	1.14(a)
DOL	3.12(b)
DPC Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.19(d)
Environmental Matters	3.19(d)
Escrow Agent	1.17
Escrow Agreement	1.17
Escrowed Amount	1.4(a)(ii)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	4.7(a)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)(A)
FDIC	1.1
Federal Reserve Board	1.1
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.21(f)
Indemnification Agreements	7.2(k)
Indemnitees	6.8(a)

Index Ratio	8.1(k)(2)
Initial Index Price	8.1(k)
Insurance Agreement	3.18(g)
Insurance Amount	6.8(c)
Intellectual Property	3.24(i)(1)
IRS	3.11(a)
ISRA	3.19(d)
ISRA Properties	6.18
IT Assets	3.24(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.24(i)(3)
Litigation Matter	1.4(a)(ii)
Loan	3.21(a)
Loan Property	3.19(d)
Maximum Amount	8.5(i)
Merger	Recitals
Merger Consideration	1.4(c)
NAICS	6.18
New Jersey Banking Act	1.1
New Jersey Department	1.1
NJCB	Preamble
NJCB Benefit Plans	3.12(a)
NJCB Board Recommendation	3.3(a)
NJCB Common Stock	1.4(a)
NJCB Contract	3.15(h)
NJCB Disclosure Schedule	Article III Lead-in
NJCB Employees	6.7(a)
NJCB Financial Statements	3.6(a)
NJCB Pension Plans	3.12(a)
NJCB Properties	3.18(a)
NJCB Property	3.18(a)
NJCB Regulatory Agencies	3.5(a)
NJCB Shareholder Approval	5.3(a)
NJCB Shareholders’ Meeting	6.3
NJCB Stock Compensation Plans	1.6(a)
NJCB Subsequent Determination	5.3(b)
NJCB Welfare Plans	3.12(a)
NJDEP	6.18
Notice of Superior Proposal	5.3(b)
Option Grant Agreement	1.6(a)
OREO	3.21(b)
Owned Intellectual Property	3.24(i)(4)
Owned Properties	3.18(a)

Owned Property	3.18(a)
Participation Facility	3.19(d)
Parties	Preamble
Party	Preamble
Patents	3.24(i)(1)
Per Share Cash Consideration	1.4(a)(ii)
Per Share Stock Consideration	1.4(a)(i)
Personal Property Leases	3.18(e)
Proxy Statement	3.4
RCRA	3.19(d)
Real Property Lease	3.18(a)
Real Property Leases	3.18(a)
Registered	3.24(i)(5)
Registration	3.24(i)(5)
Regulated Substances	3.19(d)
Regulatory Agreement	3.17
S-4	3.4
Sarbanes-Oxley Act	4.7(a)
SEC	3.4
Securities Act	4.7(a)
Shareholder Representative	1.17
Shareholder Voting Agreement	Recitals
Spill Act	3.19(d)
SRRA	3.19(d)
Stock Option	1.6(a)
Stock Options	1.6(a)
Superior Proposal	5.3(d)(ii)
Supporting Shareholders	Recitals
Survey	6.22
Surviving Entity	Recitals
Tax Return	3.11(h)
Taxes	3.11(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trade Secrets	3.24(i)(1)
Trademarks	3.24(i)(1)
Trust Account Shares	1.4(b)
Warrant	1.7
Warrant Agreement	1.7
Warrants	1.7

9.12          Legal Proceedings; Specific Performance; No Jury Trial.

(a)          The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)          The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, 1st Constitution, the Bank and NJCB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:		1ST CONSTITUTION BANCORP

By:	/s/ Stephen J. Gilhooly	By:	/s/ Robert F. Mangano
	Stephen J. Gilhooly		Robert F. Mangano
	Senior Vice President, Treasurer and Chief Financial Officer		President and Chief Executive Officer

ATTEST:		1ST CONSTITUTION BANK

By:	/s/ Stephen J. Gilhooly	By:	/s/ Robert F. Mangano
	Stephen J. Gilhooly		Robert F. Mangano
	Senior Vice President, Treasurer and Chief Financial Officer		President and Chief Executive Officer

ATTEST:		NEW JERSEY COMMUNITY BANK

By:	/s/ Naqi A. Naqvi	By:	/s/ William H. Placke
	Naqi A. Naqvi		William H. Placke
	Executive Vice President and Chief Financial Officer		President and Chief Executive Officer

STATE OF NEW JERSEY	)
: ss.
COUNTY OF MIDDLESEX	)

On this 6th day of November, 2017, before me, a Notary Public for this state and county, personally came Robert F. Mangano, as President and Chief Executive Officer of 1st Constitution Bancorp, and Stephen J. Gilhooly, as Senior Vice President, Treasurer and Chief Financial Officer of 1st Constitution Bancorp, and each in his capacity acknowledged this instrument to be the act and deed of 1st Constitution Bancorp and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

/s/ Ana Paula Pereira
Ana Paula Pereira Notary Public of New Jersey Commission Expires 2/11/2018

(Seal of Notary)

STATE OF NEW JERSEY	)
: ss.
COUNTY OF MIDDLESEX	)

On this 6th day of November, 2017, before me, a Notary Public for this state and county, personally came Robert F. Mangano, as President and Chief Executive Officer of 1st Constitution Bank, and Stephen J. Gilhooly, as Senior Vice President, Treasurer and Chief Financial Officer of 1st Constitution Bank, and each in his capacity acknowledged this instrument to be the act and deed of 1st Constitution Bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

/s/ Ana Paula Pereira
Ana Paula Pereira Notary Public of New Jersey Commission Expires 2/11/2018

 (Seal of Notary)

STATE OF NEW JERSEY	)
: ss.
COUNTY OF MONMOUTH	)

On this 6th day of November, 2017, before me, an Attorney for this state and county, personally came William H. Placke, as President and Chief Executive Officer of New Jersey Community Bank, and Naqi A. Naqvi, as Executive Vice President and Chief Financial Officer of New Jersey Community Bank, and each in his capacity acknowledged this instrument to be the act and deed of New Jersey Community Bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

/s/ Robert A. Schwartz
Robert A. Schwartz

(Seal of Notary)

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